     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999



                                                      REGISTRATION NO. 333-74109

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             FASHIONMALL.COM, INC.
                 (Name of small business issuer in its charter)


              DELAWARE                                7375                               06-1544139
    (State or other jurisdiction               (Primary Standard                      (I.R.S. Employer
 of incorporation or organization)       Industrial Classification Code             Identification No.)
                                                    Number)


                             FASHIONMALL.COM, INC.
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 891-6064
         (Address and telephone number of principal executive offices)

            BENJAMIN NARASIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             FASHIONMALL.COM, INC.
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 891-6064
           (Name, address and telephone number of agent for service)

                                   COPIES TO:

                 KENNETH R. KOCH, ESQ.                                   GERALD A. EPPNER, ESQ.
     Squadron, Ellenoff, Plesent & Sheinfeld, LLP                     Cadwalader, Wickersham & Taft
                   551 Fifth Avenue                                          100 Maiden Lane
               New York, New York 10176                                 New York, New York 10038
                    (212) 661-6500                                           (212) 504-6286
                 (212) 697-6686 (fax)                                   (212) 504-6735/6666 (fax)

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED(1)          SHARE(2)           PRICE (2)        REGISTRATION FEE
Common stock, par value $0.01 per share...........      3,450,000             $11.00           $37,950,000          $10,550.10
Representatives' Warrants (3).....................       300,000              $13.20            $3,960,000          $1,100.88
Common stock, par value $0.01 per share (4)(5)....                             (6)                 (6)                 (6)
Total.............................................          --                  --             $41,910,000        $11,650.98(7)


(1) Includes 450,000 shares of common stock, par value $0.01 per share, which the Underwriters have the option to acquire solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.


(3) Issued to the Representatives of the Underwriters.



(4) Issuable upon exercise of the Representatives' Warrants.



(5) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any anti-dilution adjustment in accordance with the terms of the Representatives' Warrants.


(6) Pursuant to Rule 457(g), no additional registration fee is required for these shares.


(7) Of the total registration fee, $7,467.60 has been paid previously.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 1999


PROSPECTUS

                                3,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


    This is an initial public offering of fashionmall.com, Inc. fashionmall.com, Inc. is selling all of the 3,000,000 shares of common stock offered under this prospectus.


    There is currently no public market for our common stock. We expect that the public offering price will be between $9.00 and $11.00 per share.



    We have applied to list the common stock on the Nasdaq National Market under the symbol "FASH."



    THIS INVESTMENT INVOLVES RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE
7.



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                 PER SHARE                      TOTAL
                                                        ---------------------------  ---------------------------

Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us


    The underwriters may, under certain circumstances, purchase up to an additional 450,000 shares of common stock from us to cover any over-allotments.



GRUNTAL & CO.                                          FIRST SECURITY VAN KASPER



               THE DATE OF THIS PROSPECTUS IS             , 1999

                             [ARTWORK APPEARS HERE]

    [PICTURES OF THE FASHIONMALL.COM HOME PAGE AND VARIOUS OTHER SCREENS LINKED VIA THE WEB SITE]

                               PROSPECTUS SUMMARY


    EXCEPT AS OTHERWISE NOTED OR WHERE THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS ASSUMES:


    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR WARRANTS, AND

    - THE REORGANIZATION OF OUR COMPANY FROM A LIMITED LIABILITY COMPANY TO A CORPORATION.


                             FASHIONMALL.COM, INC.



    Our Web site, www.fashionmall.com, engages in the marketing and sale of fashion, apparel, footwear, beauty and related lifestyle products and accessories over the Internet. We combine an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines. Our revenues have grown from $219,000 in 1996 to $2,055,000 in 1998, and our results have improved from a loss of $451,000 in 1996 to net income of $14,000 in 1998. fashionmall.com has become one of the most popular sites for apparel and fashion-related content on the Internet.



    Our Web site is divided into several areas, each consisting of a number of "tenants" which include fashion/apparel vendors and content providers, whose sales and marketing efforts are generally aimed towards a targeted common market. These areas currently focus on specific markets, including upscale fashion, teen fashion, sports apparel and beauty. Our tenants, many of which have their own Web sites, pay us fees to lease space on our Web site to take advantage of the traffic our site receives as a centralized location of fashion content on the Internet. Depending on the arrangement, our tenants also pay us commissions for sales of their goods on or through our Web site. We have a diverse tenant base of brand name companies, including Brooks Brothers, Fortunoff, dELiA*s, Skechers, Steve Madden and Liz Claiborne, and we have recently reached an agreement with Saks Fifth Avenue to be an anchor tenant on our site.



    Our objective is to become the primary fashion destination on the Internet by continuing to increase site traffic and awareness of the fashionmall.com brand. As part of this marketing strategy, we have formed strategic alliances with high-traffic entry pages to the Web, referred to as portals, such as Excite and Microsoft/MSN. After this offering, we plan to significantly increase our promotional marketing efforts through targeted advertising, public relations campaigns and business alliances and partnerships. We believe that increased brand recognition and site traffic will attract additional tenants, which in turn, will increase traffic and further fuel our revenue growth and expansion.



    To date, our revenue has primarily come from fees paid by tenants for their inclusion on the fashionmall.com site. However, we expect to derive significant revenue from expansion of our direct electronic commerce ("e-commerce") sales of apparel and related merchandise through our own online stores. We believe that the e-commerce apparel market is large and growing and that our brand recognition and site traffic position us to take advantage of that opportunity. Jupiter Communications, an independent Internet market research organization, ranks apparel among the top five product categories for Internet sales and estimates that the number of people shopping on the Internet will increase from
10.1 million in 1997 to 58.4 million in 2002. Our first online store is our recently launched Outletmall.com site, through which we sell quality, branded merchandise at significant discounts. We introduced Outletmall.com on a pilot basis in the fourth quarter of 1998 and, to date, it has not generated significant revenues. We plan to devote substantial proceeds from the offering to promote and build this online store.



    On April 22, 1999, TRG Net Investors LLC, an affiliate of Taubman Centers, Inc., a real estate investment trust (REIT) which is one of the leading mall developers in the U.S., effectively purchased, for $7,416,756, shares of our convertible preferred stock and a warrant, exercisable during the 60-day period commencing one year after the offering, to purchase 924,898 shares of our common stock at the initial public offering price per share (the "Taubman Financing"). The preferred stock is convertible into 824,084 shares of common stock for one year beginning on the first anniversary of the closing of the offering and, based on an assumed $10.00 per share initial public offering price, the effective conversion price of the preferred stock is $9.00 per share and the exercise price of the warrants is $10.00 per share. In connection with the transaction, Robert S. Taubman, the Chief Executive Officer and President of Taubman Centers, joined our Board of Directors.



    We were incorporated in Delaware on February 26, 1999, and will become the parent company of Internet Fashion Mall LLC, a Delaware limited liability company that was formed on June 28, 1996 and owns fashionmall.com, which was established in 1994 and was launched in July 1995. Effective as of the closing of the offering and as part of an integrated plan to raise additional capital in connection with the offering, the members of Internet Fashion Mall LLC will contribute all their membership interests in exchange for 4,500,000 shares of our common stock and 824,084 shares of convertible preferred stock. Our principal executive offices are located at 575 Madison Avenue, New York, New York 10022, and our telephone number is (212) 891-6064.

                                  THE OFFERING

Common Stock Offered................  3,000,000 shares

Common Stock Outstanding Prior to
  this Offering.....................  4,500,000 shares(1)

Common Stock Outstanding After this
  Offering..........................  7,500,000 shares(1)

Use of Proceeds.....................  For advertising and marketing; hiring certain management and other personnel; upgrading our
                                      technology, software and basic infrastructure;
                                      repayment of certain debt(2); payment of deferred
                                      salaries to management and repayment of loans to
                                      stockholders; and working capital and general
                                      corporate purposes

Proposed Nasdaq National Market
  Symbol............................  "FASH"

------------------------------


(1) Based on shares outstanding as of the date of this prospectus. Excludes (i) 135,000 shares of common stock issuable upon exercise of options at an exercise price of $1.11 per share, (ii) 107,500 shares of common stock issuable upon exercise of options at an exercise price of $2.50 per share,
    (iii) 104,500 shares of common stock issuable upon exercise of warrants at an exercise price equal to 105% of the per share price of the common stock in the offering ($10.50 based on the assumed $10.00 per share offering price), (iv) up to 12,500 shares to be issued without additional consideration upon exercise of such options and warrants pursuant to certain anti-dilution provisions, (v) 824,084 shares of common stock underlying convertible preferred stock at an effective conversion price of $9.00 per share, and (vi) 924,898 shares of common stock underlying warrants, exercisable for 60 days one year after the offering, at an exercise price equal to the initial public offering price. Also excludes 22,500 shares of common stock issuable upon exercise of warrants at an exercise price of $4.44 per share and shares of common stock underlying options to purchase an aggregate of 320,000 shares of common stock intended to be granted after the closing of the offering. Please see "Certain Relationships and Related Transactions."



(2) Includes repayment of certain debt to FM/CCP Investment Partners, LLC ("FM/CCP") in connection with (i) its purchase of 225,000 shares of common stock for $1,000,000, (ii) a loan of $1,000,000 bearing interest at 6% per annum and due on the earlier of the closing of the offering on March 2, 2002, and (iii) a warrant to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($10.50 based on the assumed $10.00 per share offering price) (collectively, the "FM/CCP Financing.")

                             SUMMARY FINANCIAL DATA


    The balance sheet information as of December 31, 1998 and the income statement data set forth below for the years ended December 31, 1997 and 1998 are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet information as of December 31, 1995, 1996 and 1997 and as of March 31, 1999 and the income statement data for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1998 and 1999 are derived from unaudited financial statements. Results for the three months ended March 31, 1999 are not necessarily indicative of results for the year.



                                                                                            THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                    MARCH 31,
                                         ------------------------------------------------  --------------------
STATEMENT OF OPERATIONS DATA:              1995(1)       1996         1997        1998       1998       1999
---------------------------------------  -----------  -----------  -----------  ---------  ---------  ---------
Revenues:
Site revenues..........................   $  14,000    $ 219,000    $1,253,000  $2,055,000 $ 419,000  $ 770,000
Expenses:
Site development, merchandise and
  content..............................      34,000      177,000      150,000     270,000     41,000    102,000
Advertising and marketing expense......      38,000      251,000      696,000   1,104,000    261,000    311,000
Selling expense........................      32,000      102,000      122,000     257,000     66,000     72,000
General and administrative expense.....      44,000      140,000      283,000     413,000    138,000    296,000
                                         -----------  -----------  -----------  ---------  ---------  ---------
                                            148,000      670,000    1,251,000   2,044,000    506,000    781,000
                                         -----------  -----------  -----------  ---------  ---------  ---------
(Loss) income from operations..........    (134,000)    (451,000)       2,000      11,000    (87,000)   (11,000)
Other income...........................          --           --        1,000       3,000      1,000      8,000
                                         -----------  -----------  -----------  ---------  ---------  ---------
Net (loss) income--historical..........   $(134,000)   $(451,000)   $   3,000   $  14,000  $ (86,000) $  (3,000)
                                         -----------  -----------  -----------  ---------  ---------  ---------
                                         -----------  -----------  -----------  ---------  ---------  ---------

Pro forma net (loss) income (2)........   $(134,000)   $(451,000)   $   1,000   $   8,000  $ (87,000) $  (2,000)
Pro forma basic net (loss) income per
  share (2)............................       (0.03)       (0.10)       *           *          *          *
Pro forma diluted net (loss) income per
  share (2)............................       (0.03)       (0.10)       *           *          *          (0.14)
Shares used in the calculation of pro
  forma net (loss) income per share
  (3):
    Basic..............................   4,500,000    4,500,000    4,500,000   4,500,000  4,500,000  4,500,000
    Diluted............................   4,500,000    4,500,000    4,500,000   4,500,000  4,500,000  4,500,000


------------------------------

* less than $0.01.


                                        DECEMBER 31,                                               MARCH 31,
                   ------------------------------------------------------  ---------------------------------------------------------
BALANCE SHEET                                                                                                              AS
 DATA:                 1995           1996           1997         1998        1998         1999      PRO FORMA(4)    ADJUSTED(4)(5)
-----------------  -------------  -------------  -------------  ---------  -----------  -----------  -------------  ----------------
Cash.............    $      --      $      --      $  66,000    $  82,000   $  37,000    $1,875,000   $ 7,644,000      $35,198,000
Working
  (deficiency)
  capital........      (99,000)       (18,000)       117,000     (247,000)     48,000    1,344,000      7,113,000      35,210,000
Total assets.....           --         74,000        274,000      508,000     191,000    2,833,000      8,602,000      35,802,000
Total
  liabilities....       99,000        294,000        491,000      650,000     126,000    2,061,000      2,061,000         528,000
Members'
  (deficit)
  equity/stockholders'
  equity.........      (99,000)      (220,000)      (217,000)    (142,000)   (303,000)     772,000      6,541,000      35,274,000


----------------------------------------

(1) The results of operations for the year ended December 31, 1995 includes the operations of our predecessor from our commencement of operations on December 22, 1994 to August 1995, which reflected a net (loss) of ($15,000) and site revenues of $2,000.



(2) Computed on the basis described in Note 3 of Notes to Financial Statements and assuming the pro forma tax provisions described therein. Prior to this offering, we will effect a reorganization in which we will convert from a limited liability company to a C corporation.



(3) See Note 3 of Notes to Financial Statements for an explanation of the determination of shares used in computing pro forma net income (loss) per share (basic and diluted).


(4) Includes (i) the sale of a 9.9% equity interest to TRG Net Investors LLC for an initial payment of $5,769,000 and (ii) the issuance of warrants to purchase an additional 10% equity interest to TRG Net Investors LLC.



(5) As adjusted to reflect (i) the issuance and sale of the 3,000,000 shares of common stock offered hereby (assuming an initial public offering price of $10.00 per share), and the receipt of the estimated net proceeds therefrom as described under "Use of Proceeds"; (ii) the repayment of the $1,000,000 notes payable to FM/CCP Investment Partners, LLC, and the deferred salaries to management and loans to stockholders, totaling $314,000 and (iii) an additional payment made to us as part of the Taubman Financing representing an adjustment based on the initial public offering price. Please see Note 8 of Notes to Financial Statements.

                                  RISK FACTORS


    YOU SHOULD READ THE FOLLOWING RISK FACTORS CAREFULLY BEFORE PURCHASING OUR COMMON STOCK. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.



WE ARE AN EARLY-STAGE COMPANY WITH A LIMITED OPERATING HISTORY, AND WE EXPECT TO
  ENCOUNTER RISKS FREQUENTLY FACED BY EARLY-STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS.


    We founded our company in 1994, launched fashionmall.com in July 1995 and were incorporated on February 26, 1999. Accordingly, we have a limited operating history upon which you can evaluate our business. In order to be successful, we must attract more traffic to fashionmall.com and generate significant tenant fees and e-commerce revenues. However, as an early stage company in a new and rapidly evolving market like the Internet, we face numerous risks and uncertainties. Some of these risks and uncertainties relate to our ability to:

    - develop further fashionmall.com awareness and brand loyalty;

    - attract a larger audience to, and increase frequency of use of, our fashionmall.com Web site;

    - increase customer acceptance of the online purchase of apparel and related merchandise;

    - generate increased revenues through our Web site from consumers, apparel manufacturers and retailers and other commercial vendors;

    - generate significant revenues from tenant fees;

    - generate significant revenues from e-commerce;

    - anticipate and adapt to the changing market for Internet services and e-commerce;

    - respond to actions taken by our competitors;

    - manage our growth effectively;

    - increase our internal sales and merchandising force;

    - implement our advertising and marketing strategies;

    - develop and renew strategic relationships;

    - attract, retain and motivate qualified personnel;

    - offer content on our Web site that is attractive to our visitors;

    - continue to upgrade and enhance our technologies and retailing services to accommodate expanded service offerings and increased consumer traffic;

    - provide satisfactory customer service and order fulfillment; and

    - integrate acquired businesses, technologies and services.

    We may not be successful in accomplishing any or all of these objectives, and we cannot be certain that we will be able to maintain our current level of revenues from our present operations.


    Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



WE EXPECT LOSSES FROM OPERATIONS, AND OUR FUTURE PROFITABILITY REMAINS
  UNCERTAIN.



    Our ability to generate significant revenue is uncertain. We have incurred substantial costs to create, launch and enhance fashionmall.com, to build brand awareness and to grow our business. At December 31, 1998, our members' deficit was $142,000 and, at March 31, 1999, as a result of the FM/

CCP Financing, we had members' equity of $772,000. We incurred a loss of $451,000 from operations in fiscal 1996, and we had income from operations of $2,000 in fiscal 1997 and $11,000 in fiscal 1998. We had a net loss of $451,000 in fiscal 1996 and net income of $3,000 in fiscal 1997 and $14,000 in fiscal 1998. We expect losses from operations and negative cash flows for the foreseeable future because we plan to incur significant expenses as we expand our advertising and marketing programs, continue to develop and extend the fashionmall.com brand, hire more management, sales and other personnel, fund greater offerings of merchandise, expand our infrastructure and customer support services, and seek to acquire complementary businesses and technologies. If our revenues do not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



WE HAVE EXPERIENCED STRAINS ON OUR MANAGEMENT BECAUSE OF PAST RAPID GROWTH, AND
  THERE ARE CONTINUED RISKS ASSOCIATED WITH OUR ABILITY TO MANAGE OUR GROWTH.



    Our ability to implement our business strategy in a rapidly evolving market requires effective planning and management oversight. Our anticipated future operations will continue to place a significant strain on our management, sales personnel, information systems and resources. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our limited employee base on a timely basis. Further, we will be required to maintain and expand our relationships with various merchandise manufacturers, retailers, Internet and other online service providers and other third parties necessary to our business. In addition, our current sales fulfillment operations are not adequate to accommodate any significant increase in sales of merchandise from our online operations. We will need to hire and retain highly skilled personnel to manage our expected growth. Our inability to manage our growth effectively would have a material adverse affect on our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Employees."



THE LOSS OF THE SERVICES OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT,
  ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD SERIOUSLY HARM OUR BUSINESS.



    Our future success depends, in part, on the continued services of our senior management, particularly Benjamin Narasin, our President and Chief Executive Officer. Our future success also depends on our ability to retain and motivate our key employees. The loss of the services of Mr. Narasin or any key employee would have a material adverse effect on our business, results of operations and financial condition. We intend to obtain key man life insurance on the life of Mr. Narasin, but may be unable to obtain adequate insurance on satisfactory terms. Except for Mr. Narasin, none of our officers or key employees is currently bound by an employment agreement for any specific term. Our relationships with these officers and key employees can be terminated at any time.



    Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot be certain that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition. Please see "Business-- Employees" and "Management."



OUR OPERATING RESULTS ARE VOLATILE, WHICH COULD AFFECT OUR AND YOUR ABILITY TO
  PREDICT OUR OPERATING RESULTS IN ANY GIVEN PERIOD AND COULD ALSO AFFECT OUR MARKET PRICE.



    You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. We expect our quarterly operating results to vary significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:


    - the demand for marketing on the Internet in general or on fashionmall.com in particular;

    - traffic levels on fashionmall.com and on other Web sites that refer consumers to our Web site;

    - our ability to attract and retain tenants and e-commerce partners;

    - the announcement or introduction of new or enhanced sites, services and products by us or our competitors;

    - our ability to attract and retain qualified personnel in a timely and effective manner;


    - acceptance by consumers and companies of the Internet for apparel and fashion-related products and advertising;


    - our ability to maintain and implement strategic alliances and relationships with manufacturers, retailers, magazines, catalogs, high-traffic Web sites and portals and other third parties;

    - changes in tenant fees resulting from competition or other factors;

    - technical difficulties or system downtime affecting the Internet or the operation of fashionmall.com;

    - the amount and timing of our costs related to advertising and marketing efforts, sales and other initiatives and the timing of revenues generated from such activities;

    - fees we may pay for distribution or content or other costs we may incur as we expand our operations;

    - changes in state and federal government regulations and their interpretations, especially with respect to the Internet;

    - costs related to possible acquisitions of businesses, technologies and services; and

    - general economic conditions and those conditions that specifically affect the Internet and Internet services.


    As we expect to be substantially dependent on revenues from tenant fees and e-commerce for the foreseeable future, our quarterly revenues are likely to be particularly affected by traffic levels on fashionmall.com. Our operating expenses are based on our expectations of our future traffic levels and revenues and are relatively fixed in the short term. In particular, we intend to significantly expand our internal sales and merchandising force. In addition, in order to build brand awareness of fashionmall.com, we intend to significantly increase our advertising and marketing budget. Traffic levels and revenues are difficult to forecast accurately. We may be unable to adjust spending quickly enough to offset any unexpected shortfall. If we have a greater than expected shortfall in revenues in relation to our expenses, then our business, results of operations and financial condition would be materially and adversely affected. This could affect the market price of our common stock.



    Traffic levels on Web sites may fluctuate on a seasonal basis, which could result in a decrease in user traffic on fashionmall.com during certain periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. In addition, sales in the traditional retail industry are much higher in the fourth calendar quarter of each year than in the preceding three quarters. Similar seasonal or other patterns may develop in our industry. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



WE EXPECT TO INCUR SIGNIFICANT COSTS IN DEVELOPING OUR BRAND.



    To be successful, we must continue to build the brand identity of fashionmall.com. To build brand awareness, which may be particularly critical for Internet companies, we must succeed in our marketing efforts, provide high-quality services and increase traffic to fashionmall.com. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially adversely affected. We have spent a substantial amount of our limited resources in marketing our brand. We intend to increase our marketing budget substantially as part of our brand-building efforts. We may find it necessary to further increase our financial commitment to creating and maintaining a strong brand name among consumers. If we incur excessive expenses in our attempt to promote and maintain fashionmall.com, our business, results of operations and financial condition could be materially adversely affected. Please see "Use of Proceeds" and "Business--Business Strategy."



IF INTERNET USAGE DECREASES AS A RESULT OF DECLINES IN USER CONFIDENCE IN THE
  INTEGRITY OF THE INTERNET, OUR BUSINESS COULD BE MATERIALLY ADVERSELY
  AFFECTED.


    Our future success is substantially dependent on the continued growth in the use of the Internet. The Internet is relatively new and is rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

    - the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;


    - security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, commonly referred to as hackers, to penetrate online security systems; and


    - privacy concerns, such as those related to the placement by Web sites of certain information to gather user information, known as "cookies," on a user's hard drive without the user's knowledge or consent.


WE MAY NOT BE ABLE TO ADAPT TO RAPIDLY CHANGING TECHNOLOGIES, OR WE MAY INCUR
  SIGNIFICANT COSTS IN DOING SO.



    Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new service introductions and changing customer demands. To be successful, we must adapt to our rapidly evolving market by continually enhancing our Web site and introducing new services to address our customers' changing demands. We may use new technologies ineffectively or we may fail to adapt our Web site, transaction-processing systems and network infrastructure to customer requirements, competitive pressures or emerging industry standards. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these or other changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes. Due to the rapidly changing nature of the Internet business, we may be subject to risks, now and in the future, of which we are not currently aware.



DECREASED USE OF THE INTERNET AS AN ADVERTISING MEDIUM MAY HAVE A MATERIAL
  ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.



    The Internet advertising market is new and rapidly evolving, and we cannot yet gauge its effectiveness as compared to traditional advertising media.We are increasingly relying on online and traditional advertising, as well as certain strategic alliances, to attract users to our Web site. We currently expect to generate a significant portion of our revenues from advertising in the form of tenant fees for the foreseeable future. Tenant fees are fees paid by vendors for inclusion on fashionmall.com of their marketing and advertising materials, and/or online sales of their merchandise or services. Our business, results of operations and financial condition would be materially adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Most of our current or potential advertising and e-commerce partners have little or no experience using the Internet for advertising purposes, and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Such customers may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. No standards have been widely accepted to measure the effectiveness of Internet advertising or to measure the demographics of a company's user base. If such standards do not develop, advertisers may not advertise on the Internet. We are currently implementing additional systems designed to track and mine usage patterns of visitors to our Web site. Our ability to implement these systems may be affected, among other matters, by concerns about Internet privacy. If we do not implement these systems successfully, we may not be able to accurately evaluate these usage patterns. Advertisers and e-commerce marketers may choose not to advertise on fashionmall.com or may pay less for advertising on fashionmall.com if they do not perceive our measurements to be reliable, which could have a material adverse effect on our business, results of operations and financial condition.



BARTER TRANSACTIONS, WHICH CURRENTLY ACCOUNT FOR A SIGNIFICANT PORTION OF OUR
  REVENUES, DO NOT RESULT IN ANY INCOME AND MAY BE SUBJECT TO CHANGES IN ACCOUNTING TREATMENT AND CUSTOMER ACCEPTANCE.



    We currently derive a significant portion of our revenues from barter transactions. For the quarter ended March 31, 1999, we derived revenues of $348,000 from barter transactions, constituting 45.2% of our total revenues for such quarter. We barter or trade Web site creation services and inclusion on fashionmall.com in exchange for advertising in consumer and trade publications as well as, to a lesser extent, for online banner advertising and for marketing and public relations consulting services. While we recognize barter revenue at the fair market value of the advertising or service received, we must offset this revenue with a corresponding fair market expense for the services or advertising we provide in the exchange, as a result of which we do not recognize income. Although we expect the percentage of barter revenue to decrease following the offering, we intend to continue to engage in barter transactions when management believes it is appropriate. The proper accounting for barter transactions has been a topic of discussion among accountants from time to time, and we cannot be certain that the accounting treatment of barter transactions will not be changed in a way that adversely affects us. We also cannot be certain that barter will continue to be accepted as a form of payment for our services.



WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES, AND THE LOSS, OR CHANGE IN TERMS,
  OF ANY RELATIONSHIP COULD ADVERSELY AFFECT US.



    Our business could be adversely affected if we do not maintain our existing commercial relationships on terms as favorable as currently in effect, if we do not establish additional commercial relationships on commercially reasonable terms or if our commercial relationships do not result in the expected increased use of our Web site. We have entered into commercial relationships with various third parties, some of which require us to feature them prominently in certain sections of our Web site. For example, we have entered into an agreement with VISA pursuant to which we have integrated the VISA logo and payment option into our Web site in exchange for a fee and promotion of fashionmall.com. Existing and future arrangements may prevent us from entering into other content agreements, advertising or sponsorship arrangements or other commercial relationships. Many companies that we may pursue for a commercial relationship may also offer competing services. As a result, these competitors may be reluctant to enter into commercial relationships with us.


    We also depend on establishing and maintaining a number of commercial relationships with high-traffic Web sites to increase traffic on fashionmall.com. We currently have agreements with Excite and Microsoft/MSN for placement of fashionmall.com in their shopping areas. There is intense competition for placements on these sites, and in the future we may not be able to enter into distribution relationships for such placement on commercially reasonable terms or at all. Even if we enter into distribution relationships with these Web sites, they may not attract significant numbers of consumers. Therefore, our Web site may receive less than the number of additional consumers we expect from these relationships. Moreover, we may have to pay significant fees to establish or renew these or comparable relationships.


    We also depend on establishing and maintaining a number of commercial relationships with apparel manufacturing, retailing, catalog and magazine companies. Our current relationships include tenants on our Web site from which we receive tenant fees and, depending on the arrangement with the tenant, fees from online sales. We cannot assure you that we will be able to establish new agreements or maintain existing agreements on commercially acceptable terms or at all.



WE MAY NOT BE ABLE TO CONTINUE TO DEVELOP OUR CONTENT AND SERVICE OFFERINGS TO
  REMAIN COMPETITIVE.



    If we fail to develop and introduce new features, functions or services effectively, it could have a material adverse effect on our business, results of operations and financial condition. To remain competitive, we must continue to enhance and improve our content offerings, the ease of use, responsiveness, functionality and features of the fashionmall.com site and develop new services in addition to continuing to improve the consumer purchasing experience on our site. These efforts may require the development or licensing of increasingly complex technologies. We may not be successful in developing or introducing new features, functions and services, and these features, functions and services may not achieve market acceptance or enhance our brand loyalty. Please see "Business-- Customer Loyalty and Retention."



WE MAY NOT BE ABLE TO INCREASE OUR INTERNAL DIRECT SALES FORCE TO SUPPORT OUR
  ANTICIPATED GROWTH.


    We rely on our sales personnel to lease space on our site to brand name tenants. To support our growth, we need to substantially increase our internal sales force in the near future. Our ability to do this involves a number of risks, including:

    - the competition we face in hiring sales personnel;

    - our ability to integrate, motivate and retain our sales personnel; and

    - the length of time it takes new sales personnel to become productive.

    Our business, results of operations and financial condition will be adversely affected if we do not develop and maintain an effective internal sales force. Please see "Use of Proceeds."


THE NUMBER OF RETAIL INTERNET COMPETITORS CONTINUES TO INCREASE, AND WE MAY NOT
  BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS.



    Increased competition could result in less traffic to our Web site, price reductions for our tenant fees and reduced margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition. We compete with other Web sites, including, in particular, apparel shopping areas of Internet portals, for Internet advertisers' and e-commerce marketers' dollars. The number of these Web sites has increased significantly, and we expect such competition to continue to increase because there are no substantial barriers to entry into our market. Competition may also increase as a result of ongoing industry consolidation.


    In addition, the retail apparel shopping industry is intensely competitive. As a seller of apparel, we compete with a variety of other companies, including:

    - traditional retailers of apparel, many of which also support dedicated Web sites that compete with us, such as The Gap and J. Crew;


    - non-traditional retailers, such as television retailers, and mail order catalogs, such as QVC and L.L. Bean;


    - apparel shopping areas of Internet portals; and

    - other online retailers, such as Bluefly.

    Many of our tenants operate their own Web sites but still maintain a presence on fashionmall.com. Although many of our existing and potential competitors are also our tenants, such tenants could choose not to use our Web site as a platform to market and sell their products and, instead, could decide to market and sell products solely on their own site or on other sites. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a material adverse effect on our business, results of operations and financial condition.

    We believe that our ability to compete depends on many factors, many of which are beyond our control. We believe that the principal competitive factors in attracting consumers to our Web site are:

    - brand awareness and loyalty;

    - our ability to attract high quality manufacturers, retailers, catalogs and magazines as tenants on our Web site;

    - strategic relationships with high-traffic Web sites and leading search engines;

    - a positive shopping and purchasing experience for the consumer;

    - breadth and depth of selection;

    - price of products offered for sale;

    - ease of use;

    - quality of content, other service offerings and customer service; and

    - Web site functionality, responsiveness, reliability, and speed of fulfillment of orders.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of customer services. Such competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, manufacturers, retailers, distribution partners, and advertisers and e-commerce partners. Our competitors may develop services that are equal or superior to those of fashionmall.com or that achieve greater market acceptance than fashionmall.com. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and e-commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition.


    We also compete with television, radio, cable and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or fashionmall.com to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to advertise on fashionmall.com. Please see "Business-- Competition."



WE MAY NOT BE ABLE TO MAINTAIN OUR RELATIONSHIPS WITH OUR MERCHANDISE SUPPLIERS
  ON ACCEPTABLE TERMS OR AT ALL.



    Our suppliers for our recently launched online apparel direct sales Web site, Outletmall.com, currently include approximately 40 manufacturers. We cannot be certain that we will be able to establish new or continue to maintain current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Our loss of supplier relationships could have a material adverse effect on our business. We have no long-term contracts or arrangements with any of our suppliers that guarantee the availability of merchandise or the continuation of particular pricing practices. Our contracts with our suppliers typically do not restrict such suppliers from selling products to other retailers or directly to consumers. We also rely on many of our suppliers to process and ship merchandise directly to customers. We have limited control over the shipping procedures of manufacturers, and shipments by these manufacturers have at times been subject to delays. If the quality of service provided by such manufacturers falls below a satisfactory standard or if our level of returns exceeds our expectations, then our business, results of operations and financial condition could be materially adversely affected.

    Although we believe we can maintain our current relationships and establish additional relationships with vendors which offer competitive sources of brand name apparel and related merchandise for fashionmall.com, we cannot be certain that we will be able to continue to obtain the quantity, selection or brand quality of items that we believe is necessary to be successful. If we are unable to satisfy any of these objectives or are unable to develop and maintain our relationships with suppliers to allow us to obtain a sufficient variety and quantity of quality merchandise on acceptable commercial terms, then our business, results of operations and financial condition will be materially adversely affected.


CHANGES IN THE APPAREL MARKET ARE UNCERTAIN, AND IF WE MISJUDGE TRENDS, OUR
  BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.


    The apparel industry historically has been subject to substantial cyclical variations. Any downturn, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and our business. Fashion and shopping trends can change rapidly, and our business may be sensitive to those changes. We cannot be certain that we will accurately anticipate shifts in fashion or shopping trends and adjust our tenant base, merchandise mix or presentation format to appeal to changing consumer tastes in a timely manner. If we misjudge the market for our products or for our tenants' products or if we are unsuccessful in responding to changes in fashion or shopping trends or in market demand, our business, results of operations and financial condition could be materially adversely affected.


CHANGES IN THE APPAREL MARKET MAY CAUSE US TO HAVE INADEQUATE OR OVERSTOCKED
  INVENTORY.



    We do not currently take ownership of substantial amounts of inventory, but intend to take ownership of increasing amounts of inventory as we expand our online direct sales of apparel and related merchandise through our online stores. As a result, the changing trends in the market for apparel and related merchandise could subject us to significant inventory risks. The demand for certain products can change between the time the products are ordered and the date of receipt. In the event that consumers do not accept certain of our products, we may be required to take significant inventory markdowns, which could adversely affect our business. Conversely, we may have only limited supplies of heavily demanded items. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to a higher level of inventory risks. We could also be subject to inventory loss, or "shrink." We operate only one online store which was recently launched on a pilot basis, but we expect to open additional stores in the future. We believe that the risks associated with inventory ownership will increase as we open new online stores.



IN ADDITION TO THE RISK OF RETURNS ASSOCIATED WITH APPAREL RETAILING GENERALLY,
  REMOTE PURCHASES OF APPAREL OVER THE INTERNET MAY FACE HIGHER RETURN RATES.



    Where we act as a retailer, we experience costs of returns. We recognize that remote purchases of apparel and related merchandise, particularly through the Internet, may be subject to higher return rates than for traditional store-bought merchandise. We have established a 30-day return policy and may be required to change our return policy to accommodate our customers. Our current return rates are less than 2%, which may not be indicative of future return rates in view of our limited operating experience to date. If return rates are higher, which they may become, our business, results of operations and financial condition could be materially adversely affected.



IF THE INTERNET DOES NOT GROW AS A MEDIUM FOR COMMERCE, OUR BUSINESS COULD BE
  MATERIALLY ADVERSELY AFFECTED.



    Our future success and revenue growth will depend upon the adoption of the Internet by consumers and manufacturers and retailers as a mainstream medium for commerce. While we believe that our services offer significant advantages to consumers and manufacturers and retailers, we cannot be certain that widespread acceptance of Internet commerce in general, or of our services in particular, will occur. Our success assumes that consumers who have historically relied upon traditional means of commerce to purchase apparel or related products, including touching fabrics and trying on merchandise, will accept new methods of conducting business and exchanging information. Moreover, critical issues concerning remote purchases on the Internet, including clarity of picture, and the commercial use of the Internet, including ease of access, security, reliability, cost, and quality of service, remain unresolved and may impact the growth of Internet use. If the market for Internet-based apparel sales fails to develop, develops slower than expected or becomes saturated with competitors, or if our services do not achieve market acceptance, our business, results of operations and financial condition could be materially adversely affected.


    The market for Internet-based purchasing services has only recently begun to develop and is rapidly evolving. While many Internet commerce companies have grown in terms of revenue, few are profitable. We cannot assure that we will be profitable, and we anticipate losses for the foreseeable future. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there are few proven services and products. Moreover, as the market for selling apparel online is relatively new and evolving, it is difficult to predict the future growth rate, if any, and size of this market.


IF OUR SYSTEM'S OR THE INTERNET'S INFRASTRUCTURE DO NOT GROW OR IMPROVE TO MEET
  INCREASED CONSUMER DEMANDS, THE GROWTH OF OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.



    Our ability to retain and attract consumers, manufacturers, retailers and advertisers, and to achieve market acceptance of our services and our brand, depends significantly upon the performance of our systems and network infrastructure. Our revenues depend on the number of visitors to our Web site and the volume of sales orders we fulfill. Any system or network failure that causes interruption or slower response time of our services could result in less traffic to our Web site and, if sustained or repeated, could reduce the attractiveness of our services to consumers, manufacturers, retailers and advertisers. We have experienced periodic system interruptions, which we believe may continue to occur from time to time. An increase in the volume of our Web site traffic could strain the capacity of our technical infrastructure, which could lead to slower response times or system failures. This would cause the number of purchase inquiries, advertising impressions, other revenue producing e-commerce offerings and our information offerings to decline, any of which could hurt our revenue growth and our brand loyalty. In addition, if traffic increases, we cannot assure you that our technical infrastructure, such as a reliable network backbone with the necessary speed and data capacity and the development of complementary products such as high-speed modems, will be able to increase accordingly, and we face risks related to our ability to scale up to expected consumer levels while maintaining performance. Further, security and authentication concerns regarding the transmission of confidential information over the Internet, such as credit card numbers, may continue. Any failure of our server and networking systems to handle current or higher volumes of traffic could have a material adverse effect on our business, results of operations and financial condition.


    The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If these outages or delays on the Internet occur frequently, overall Internet usage or usage of our Web site could increase more slowly or decline. Our ability to increase the speed with which we provide services to consumers and to increase the scope of such services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on future improvements to the entire Internet.

    In addition, our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our corporate headquarters in New York, New York. Our Internet connectivity is provided by three servers on our premises and one in Washington, D.C. at a third-party vendor location. We currently do not have a backup disaster recovery program or fully redundant systems for our service at an alternate site. The system therefore is vulnerable to damage from a disastrous event, such as fire, flood, earthquake, power loss, telecommunications failures, hackers and similar occurrences. Although we currently do not have insurance against fires, floods, earthquakes and general business interruptions, we are in the process of determining our coverage needs and expect to seek such insurance within the next few months. We cannot be certain that we will be able to obtain and maintain such insurance. If and when we do obtain insurance, the amount of coverage may not be adequate in any particular case. The occurrence of a disastrous event, whether or not covered by insurance, could have a material adverse effect on our business, results of operations and financial condition.


WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.


    We could be exposed to liability for third-party information that may be accessible through our Web site. Such claims might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that, if any third-party content information provided on our Web site contains errors, consumers might make claims against us for losses incurred in reliance on such information.

    At times, we also enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Web site is shared. Such arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

    Even to the extent any of the claims referred to above do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of our services to consumers, manufacturers, retailers and others.

    We may not be able to obtain and maintain adequate insurance. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.


IF OUR ONLINE SECURITY MEASURES FAIL, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY
  AFFECTED.


    Our network is vulnerable to computer viruses, physical or electronic break-ins and similar disruption. We expect that these problems will occur from time to time. The inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss. Such security breaches and inadvertent transmissions could have a material adverse effect on our business, results of operations and financial condition.

    In offering certain online payment services, we rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect our consumers, transaction data or our software vendors and products. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. Someone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or alleviate problems caused by such breaches. Such expenditures could have a material adverse effect on our business, results of operations and financial condition.


WE MAY BE UNSUCCESSFUL IN ENTERING NEW BUSINESS AREAS.



    We may choose to expand our operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies, although we have no present plans or commitments with respect to any material acquisition or investment. If we acquire a company, we could face difficulties in assimilating that company's personnel and operations. In addition, key personnel of the acquired company might decide not to work for us. Furthermore, any new business or Web site launched by us not favorably received by consumers could damage the reputation of the fashionmall.com brand. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on our business, results of operations and financial condition.



IF GOVERNMENT REGULATION INCREASES, WE MAY NEED TO CHANGE THE MANNER IN WHICH WE
  CONDUCT OUR BUSINESS.



    The adoption of new legislation or regulation which impacts Internet businesses, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business. We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our Web site is available over the Internet in many states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are qualified to do business in only two states, and our failure to qualify as a foreign corporation in a jurisdiction where such qualification is required could subject us to taxes and penalties for the failure to qualify.

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS IS INADEQUATE, OUR
  BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.



    Although our ability to compete depends, to some extent, upon copyright law and confidentiality agreements, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and strengthening our brand. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. Other than our registration of certain domain names, we do not have any other protection for the "fashionmall.com" or "Outletmall.com" name. We do not believe that we or anyone else can obtain protection for such names in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims or infringement. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants. We cannot assure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of our intellectual property or the costs associated with litigation related thereto could have a material adverse effect on our business, results of operations and financial condition.



WE MAY BE UNABLE TO ACQUIRE OR MAINTAIN THE NECESSARY WEB DOMAIN NAMES.



    We currently hold various Web domain names relating to our brand, including the "fashionmall.com" and "Outletmall.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our proprietary rights.



OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES
  FOR INDIVIDUAL STOCKHOLDERS.



    Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained or that the market price of the common stock will not decline. Even if an active trading market does develop, the market price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:


    - actual or anticipated variations in our quarterly operating results;

    - announcements of new product or service offerings;

    - technological innovations;

    - competitive developments;

    - changes in financial estimates by securities analysts;

    - conditions and trends in the Internet and electronic commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies; and

    - general market conditions and other general factors.


    Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of such companies. Additionally, the market price of our common stock could be adversely affected by losses or other negative news regarding one or more other companies, despite the fact that such information is not related specifically to us and may even be contradictory to information that is specifically applicable to us. The trading prices of many technology companies' stocks are at or near historical highs. We cannot assure that such high trading prices will be sustained. These broad market factors may adversely affect the market price of our common stock. In addition, general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock. Trading in Internet stocks has been extremely volatile, and recent newspaper articles have suggested that, in response to such volatility, the Nasdaq National Market is considering authorizing trading halts on such stocks under certain circumstances and that certain broker-dealer firms have imposed restrictions on purchasing Internet stocks with borrowed funds. We are unable to predict whether the Securities and Exchange Commission, Nasdaq, broker-dealers or others may adopt regulations or internal policies governing trading in Internet stocks or the impact of any such regulations or policies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.



EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER US.


    Following this offering, approximately 45.6% of the outstanding common stock will be beneficially owned by Benjamin Narasin, our President and Chief Executive Officer, and approximately 11.4% will be beneficially owned by Richard
A. Eisner & Company, LLP ("RAE"). Accordingly, Mr. Narasin and RAE will have substantial influence over the outcome of any matter submitted to a vote of stockholders, including the election of directors and the approval of significant corporate transactions (such as acquisitions of us or our assets). Such influence could delay or prevent a change of control of our Company. Please see "Principal Stockholders" and "Description of Securities."


IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.



    Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Please see "Description of Securities."



IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000
  COMPLIANT, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.


    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


    We are in the process of conducting an analysis to determine the extent to which our own and our major suppliers' or other third parties' systems, insofar as they relate to our business, are subject to the

Year 2000 issue. We are currently unable to predict the extent to which the Year 2000 issue will affect these third parties, or the extent to which we would be vulnerable to such third parties' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 to convert its systems on a timely basis or a conversion that is incompatible with our systems could have a material adverse effect on our business, results of operations and financial condition. In the event that our production, operational and Web-hosting facilities that support our Web sites are not Year 2000 compliant, some or all of our Web sites may become unavailable to our users. The Year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. In addition, most of the purchases from our Web site are made with credit cards, and our operations may be materially adversely affected to the extent our customers are unable to use their credit cards due to the Year 2000 issues that are not rectified by their credit card vendors.


WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS.



    We have never paid any cash or other dividends on our common stock. Payment of dividends on our common stock is within the discretion of the Board of Directors and will depend upon our earnings, our capital requirements and financial condition, and other factors deemed relevant by the Board. For the foreseeable future, the Board intends to retain future earnings, if any, to finance our business operations and does not anticipate paying any cash dividends with respect to the common stock. Please see "Management's Discussion and Analysis and Results of Operations--Liquidity and Capital Resources" and "Dividend Policy."



INVESTORS WILL EXPERIENCE IMMEDIATE DILUTION.



    The initial public offering price per share will exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will incur immediate and substantial dilution of approximately $6.19 in the book value per share of the common stock from the assumed $10.00 price per share paid for the common stock. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution. Please see "Dilution."



WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.


    We currently anticipate that the net proceeds from this offering, together with available funds and cash flow from operations, will be sufficient to meet our anticipated working capital needs for at least the next 12 months. We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. We cannot assure you that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and such securities may have rights senior to those of the holders of our common stock. If additional funds are raised by our issuing debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive or business pressures, which could have a material adverse effect on our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE HAVE SUBSTANTIAL DISCRETION AS TO THE USE OF PROCEEDS OF THE OFFERING.


    Our management can spend the proceeds from this offering in ways which differ from the specific proposed uses described in this prospectus. We have also allocated a large portion of the proceeds from this offering to discretionary uses. The stockholders may not agree with management's spending decisions. Please see "Use of Proceeds."


FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT
  OUR STOCK PRICE.



    The market price of our common stock could decline as a result of sales of a substantial number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have 7,500,000 outstanding shares of common stock, as well as 824,084 shares of convertible preferred stock. Of these shares, the 3,000,000 shares of common stock being offered hereby, as well as up to an additional 450,000 shares that may be issued to cover any underwriters' over-allotments, will be freely tradeable.



    As of the date of this prospectus, options to purchase a total of 242,500 shares of common stock are outstanding, none of which are currently exercisable. Of such options, options to purchase 121,250 shares of common stock shall immediately vest and become exercisable upon the closing of this offering. Shares issued upon the exercise of stock options will be eligible for resale in the public market from time to time subject to, in the case of certain options, the expiration of the lock-up agreements referred to below.



    As of the date of this prospectus, warrants to purchase 1,051,898 shares of common stock are outstanding. Of such warrants, warrants to purchase 32,000 shares of common stock are currently exercisable, warrants to purchase 95,000 shares of common stock become exercisable upon the closing of the offering and 924,898 become exercisable one year after the closing of the offering. The convertible preferred stock is convertible into 824,084 shares of common stock beginning one year after closing of the offering. Shares issued upon the exercise of such warrants or conversion of the convertible preferred stock will be eligible for resale in the public market upon the expiration of the lock-up agreements referred to below.



    Our directors and officers and stockholders who hold 4,500,000 shares in the aggregate, together with the holders of options to purchase 242,500 shares of common stock and the holders of warrants to purchase 95,000 shares of common stock, have entered into lock-up agreements pursuant to which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Gruntal & Co., L.L.C., one of the Representatives, for a period of one year from the date of this prospectus.



    Certain stockholders, holding 225,000 shares of common stock, together with the holders of options to purchase 242,500 shares of common stock and the holders of warrants to purchase 127,000 shares of common stock, have the right, subject to certain conditions and limitations, to include their shares in certain future registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. These rights are subject to the lock-up arrangements referred to above. Please see "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS


    We estimate that the net proceeds to us from the sale of the 3,000,000 shares of common stock will be approximately $27,100,000, ($31,285,000 if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and estimated offering expenses, assuming a public offering price of $10.00 per share.


    We intend to use the net proceeds of the offering as follows:


                                                                   APPROXIMATE    PERCENTAGE OF
USE                                                                  AMOUNT       NET PROCEEDS
----------------------------------------------------------------  -------------  ---------------
Advertising and Marketing(1)....................................  $   4,200,000            15%
Hiring Personnel(2).............................................      3,700,000            14%
Equipment and Software Purchases and Upgrades(3)................      1,600,000             6%
Repayment of Debt(4)............................................      1,000,000             4%
Payment of Deferred Salaries to Management and Repayment of
  Loans from Stockholders(5)....................................        314,000             1%
General Corporate and Working Capital Purposes(6)...............     16,286,000            60%
                                                                  -------------           ---
                                                                  $  27,100,000           100%
                                                                  -------------           ---
                                                                  -------------           ---


------------------------


(1) Includes both online and traditional advertising. Online advertising includes banner advertising, as well as costs associated with obtaining portal and Web site sponsorships and entering strategic alliances. Includes anticipated costs to promote our online store.



(2) Includes (a) sales personnel both to develop merchandise available for sale online and to increase the number of tenants that advertise or promote their products on our sites, (b) content management personnel to create and edit the content at such sites, (c) business development personnel to establish and manage strategic alliances, and (d) certain additional management personnel.


(3) Includes new office space and infrastructure, including, possibly, an expanded call center and Internet-based toll-free consumer support.


(4) Includes repayment of $1,000,000 principal amount of debt incurred in connection with the FM/CCP Financing bearing interest at a rate of 6% per annum and due on the earlier of the closing of the offering or March 2, 2002.



(5) Includes (a) $159,000 of deferred compensation payable to Benjamin Narasin, our Chief Executive Officer and President, and (b) repayment of a $155,000 loan to RAE, one of our principal stockholders.



(6) Includes approximately $100,000 for directors and officers liability insurance.


    We reserve the right to reallocate proceeds to different uses if, in management's view, the needs of the business so require. In addition, a large portion of the proceeds is allocated to discretionary purposes. Investors may not agree with any such allocation or reallocation.


    Based on our operating plan, we believe that the net proceeds of this offering, together with available funds on hand and cash flow from future operations, will be sufficient to satisfy our working capital requirements for at least 12 months following this offering. Such belief is based upon certain assumptions (including assumptions as to our contemplated operations and business plan and economic and industry conditions). We cannot be certain that such resources will be sufficient for such purpose. Furthermore, if we were to make significant acquisitions for cash consideration, we would require additional capital. In addition, contingencies may arise that may require us to obtain additional capital. We cannot be certain that we will be able to obtain such capital on favorable terms or at all. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities. Please see "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                DIVIDEND POLICY

    We have not paid dividends on our common stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to retain earnings, if any, for the development and expansion of our business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other factors our Board believes are relevant.

                                    DILUTION


    After giving pro forma effect to consummation of the Taubman Financing as if it had occurred on March 31, 1999 and had been converted into common shares, our net tangible book value as of March 31, 1999, was approximately $6,142,000, or $1.11 per share of common stock. Pro forma net tangible book value, giving effect to the issuance of shares of preferred stock and warrants in the Taubman Financing and receipt and application of the estimated net proceeds from the sale of the 3,000,000 shares of common stock offered hereby, at an assumed initial public offering price of $10.00 per share, would have been $35,229,000, or $3.81 per share. This represents an immediate increase in the pro forma net tangible book value of $2.70 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.19 per share to new investors. Please see "Certain Relationships and Related Transactions" and "Description of Securities." The following table illustrates this per share dilution.



Assumed initial public offering price per share.............             $   10.00
Net tangible book value per pro forma share as of March 31,
  1999......................................................  $    1.11
Increase in net tangible book value per share attributable
  to new investors..........................................       2.70
                                                              ---------
Pro forma net tangible book value per share after the
  offering..................................................                  3.81
                                                                         ---------
Dilution per share to new investors.........................             $    6.19
                                                                         ---------
                                                                         ---------



    The following table summarizes, as of March 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors at an assumed offering price of $10.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses:



                                             SHARES PURCHASED
                                          -----------------------      TOTAL          AVERAGE
                                            NUMBER      PERCENT       AMOUNT      PRICE PER SHARE
                                          ----------  -----------  -------------  ---------------
Existing stockholders...................   4,500,000          60%  $   1,411,000     $    0.31
New investors...........................   3,000,000          40%     30,000,000     $   10.00
                                          ----------         ---   -------------
                                           7,500,000         100%  $  31,411,000
                                          ----------         ---   -------------
                                          ----------         ---   -------------



    The foregoing discussion and table does not give effect to the preferred stock issued in the Taubman Financing and excludes: (i) an aggregate of 1,125,000 shares of common stock reserved for future grants or purchases under our 1999 Stock Option Plan; (ii) 337,500 shares reserved for issuance for warrants and options issued in connection with the FM/CCP Financing as well as up to 12,500 shares which may be issued upon exercise of such options and warrants; (iii) 32,000 shares of common stock reserved for issuance upon the exercise of warrants issued to Wit Capital as placement agent for the FM/CCP Financing; (iv) 300,000 shares of common stock reserved for issuance upon the exercise of the Representatives' Warrants; and (v) 824,084 shares of common stock underlying preferred stock and 924,898 shares of common stock underlying warrants issued in the Taubman Financing. Please see "Management--1999 Stock Option Plan," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION


    The following table sets forth as of March 31, 1999: (i) our actual capitalization, (ii) our pro forma capitalization, giving effect to the initial payment of the Taubman Financing, (iii) our pro forma capitalization, giving effect to the initial payment of the Taubman Financing and the reorganization of Internet Fashion Mall LLC into fashionmall.com, Inc., and (iv) our pro forma as adjusted capitalization adjusted to reflect (a) the initial payment of the Taubman Financing, (b) the reorganization, (c) the issuance of the 3,000,000 shares of common stock offered hereby (assuming an initial offering price of $10.00 per share) and the receipt of the estimated net proceeds therefrom, (d) the repayment of the $1,000,000 notes payable to FM/CCP, and the deferred salaries to management and loans to stockholders, totaling $314,000, and (e) an additional payment made to us as part of the Taubman Financing representing an adjustment based on the initial public offering price. Please see "Use of Proceeds" and "Description of Securities."



                                                                                   PRO FORMA       PRO FORMA AS
                                                    ACTUAL     PRO FORMA A(1)     B(1)(2)(3)      ADJUSTED(1)(2)(3)(4)
                                                  -----------  --------------  -----------------  ---------------
Amounts due to related parties..................  $   314,000   $    314,000     $     314,000     $          --
Long-term obligations:
  6% notes payable(5)...........................      985,000        985,000           985,000                --
Stockholders' equity:
    Warrant to purchase 924,898 shares common
      stock, at fair value......................           --             --         3,168,000         3,168,000
    Preferred Stock--3,000,000 shares
      authorized; 0, 0,
      824,084 and 824,084 shares issued and
      outstanding, respectively.................           --             --                --         2,298,000
    Common Stock--$.01 par value; 35,000,000
      shares
      authorized; 0, 0, 4,500,000 and 7,500,000
      shares issued
      and outstanding, respectively.............           --             --            45,000            75,000
    Additional paid-in capital(6)...............           --             --         3,328,000        30,398,000
    Members' contributed capital................    1,322,000      7,091,000                --                --
    Accumulated deficit.........................     (550,000)      (550,000)               --          (665,000)
                                                  -----------  --------------  -----------------  ---------------
  Total stockholders' equity....................      772,000      6,541,000         6,541,000        35,274,000
                                                  -----------  --------------  -----------------  ---------------
    Total capitalization........................  $ 1,757,000   $  7,526,000     $   7,526,000     $  35,274,000
                                                  -----------  --------------  -----------------  ---------------
                                                  -----------  --------------  -----------------  ---------------


------------------------


(1) Gives effect to (i) the sale of a 9.9% equity interest to TRG Net Investors LLC for an initial payment of $5,769,000 representing part of the Taubman Financing, the equivalent of $7.00 per share, and (ii) the issuance of warrants to purchase an additional 10% equity interest to TRG Net Investors LLC.



(2) Assumes the reorganization of Internet Fashion Mall LLC into fashionmall.com, Inc., a C corporation. See Note 8 of Notes to Financial Statements.



(3) Gives effect to amounts assigned to warrants to purchase 924,898 shares of common stock, at fair value and recognition of the beneficial conversion feature.



(4) Excludes: (i) an aggregate of 1,125,000 shares of common stock reserved for future grants or purchases under our 1999 Stock Option Plan, (ii) 95,000 shares of common stock reserved for issuance upon exercise of warrants issued in connection with the FM/CCP Financing, (iii) 242,500 shares of common stock reserved for issuance upon exercise of options issued to Jerome Chazen, one of our directors, (iv) up to 12,500 shares issuable upon exercise of the options and warrants referred to in (ii) and (iii) above,
    (v) 32,000 shares of common stock reserved for issuance upon the exercise of warrants issued to Wit Capital Corporation as placement agent for the FM/CCP Financing and (vi) 300,000 shares of common stock reserved for issuance upon exercise of Representatives' Warrants. Please see "Management--1999 Stock Option Plan," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."



(5) Net of the fair value of warrants of $15,000 issued in conjunction with notes payable.



(6) Includes amounts assigned to warrants issued in conjunction with notes payable and warrants issued to the placement agent as a portion of the finder's fee for the private placement.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The balance sheet information as of December 31, 1998 and the income statement data set forth below for the years ended December 31, 1997 and 1998 are derived from our audited financial statements included elsewhere in this prospectus. The balance sheet information as of December 31, 1995, 1996 and 1997 and as of March 31, 1999 and the income statement data for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1998 and 1999 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the period. Results for the three months ended March 31, 1999 are not necessarily indicative of results for the year.



                                                                                           THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   MARCH 31,
                                          ----------------------------------------------  --------------------
STATEMENT OF OPERATIONS DATA:               1995(1)       1996        1997       1998       1998       1999
----------------------------------------  -----------  -----------  ---------  ---------  ---------  ---------
Site revenues...........................   $  14,000    $ 219,000   $1,253,000 $2,055,000 $ 419,000  $ 770,000
Expenses:
Site development, merchandise and
  content...............................      34,000      177,000     150,000    270,000     41,000    102,000
Advertising and marketing expense.......      38,000      251,000     696,000  1,104,000    261,000    311,000
Selling expense.........................      32,000      102,000     122,000    257,000     66,000     72,000
General and administrative expense......      44,000      140,000     283,000    413,000    138,000    296,000
                                          -----------  -----------  ---------  ---------  ---------  ---------
                                             148,000      670,000   1,251,000  2,044,000    506,000    781,000
                                          -----------  -----------  ---------  ---------  ---------  ---------
(Loss) income from operations...........    (134,000)    (451,000)      2,000     11,000    (87,000)   (11,000)
Other income............................      --           --           1,000      3,000      1,000      8,000
                                          -----------  -----------  ---------  ---------  ---------  ---------
Net (loss) income--historical...........   $(134,000)   $(451,000)  $   3,000  $  14,000  $ (86,000) $  (3,000)
                                          -----------  -----------  ---------  ---------  ---------  ---------
                                          -----------  -----------  ---------  ---------  ---------  ---------
Pro forma net (loss) income(2)..........   $(134,000)   $(451,000)  $   1,000  $   8,000  $ (87,000) $  (2,000)
Pro forma basic net (loss) income
  per share(2)..........................       (0.03)       (0.10)      *          *          *          *
Pro forma diluted net (loss) income
  per share(2)..........................       (0.03)       (0.10)      *          *          *          (0.14)
Shares used in the calculation of pro
  forma net (loss) income per share(3):
  Basic.................................   4,500,000    4,500,000   4,500,000  4,500,000  4,500,000  4,500,000
  Diluted...............................   4,500,000    4,500,000   4,500,000  4,500,000  4,500,000  4,500,000


------------------------------

*   less than $0.01


                                     DECEMBER 31,                                             MARCH 31,
                  --------------------------------------------------  ---------------------------------------------------------
BALANCE SHEET                                                                                                         AS
 DATA:                1995          1996         1997        1998        1998         1999      PRO FORMA(4)    ADJUSTED(4)(5)
----------------  -------------  -----------  -----------  ---------  -----------  -----------  -------------  ----------------
Cash............    $  --         $  --        $  66,000   $  82,000   $  37,000    $1,875,000    7,644,000       $35,198,000
Working
  (deficiency)
  capital.......      (99,000)      (18,000)     117,000    (247,000)     48,000    1,344,000     7,113,000       35,210,000
Total assets....       --            74,000      274,000     508,000     191,000    2,833,000     8,602,000       35,802,000
Total
  liabilities...       99,000       294,000      491,000     650,000     126,000    2,061,000     2,061,000          528,000
Members'
  (deficit)
  equity/stockholders'
  equity........      (99,000)     (220,000)    (217,000)   (142,000)   (303,000)     772,000     6,541,000       35,274,000


------------------------------


(1) The results of operations for the year ended December 31, 1995 includes our operations from its commencement of operations on December 22, 1994 to August 1995, which reflected a net (loss) of ($15,000) with revenues of $2,000.



(2) Computed on the basis described in Note 3 of Notes to Financial Statements and assuming the pro forma tax provisions described therein. Prior to this offering, we will effect a reorganization, in which we will change from a limited liability company to a C corporation.



(3) See Note 3 of Notes to Financial Statements for an explanation of the determination of shares used in computing pro forma net income (loss) per share (basic and diluted).



(4) Includes (i) the sale of a 9.9% equity interest to TRG Net Investors LLC for an initial payment of $5,769,000 and (ii) the issuance of warrants to purchase an additional 10% equity interest to TRG Net Investors LLC.



(5) As adjusted to reflect (i) the issuance and sale of the 3,000,000 shares of common stock offered hereby (assuming an initial public offering price of $10.00 per share), and the receipt and application of the estimated net proceeds therefrom, the repayment of the $1,000,000 notes payable to FM/CCP, and the deferred salaries to management and loans to stockholders, totaling $314,000 and (iii) an additional payment made to us as part of the Taubman Financing representing an adjustment based on the initial public offering price. See Note 8 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion should be read in conjunction with our Consolidated Financial Statements and related notes thereto.



    All statements contained herein that are not historical facts, including, but not limited to, statements regarding our current business strategy and our plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Generally, the words "anticipates," "believes," "estimates," "expects" and similar expressions as they relate to us and our management are intended to identify forward-looking statements. Actual results may differ materially. Among the factors that could cause actual results to differ materially are those set forth under "Risk Factors." We urge prospective investors to exercise caution and not to place undue reliance on any such forward-looking statements. Forward-looking statements contained in this prospectus speak only as of the date made, and we do not intend to update such information after the offering.


OVERVIEW


    Our Web site, www.fashionmall.com, engages in the marketing and sale of fashion, apparel, footwear, beauty and related lifestyle products and accessories over the Internet. fashionmall.com, Inc. combines an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines.



    We had an accumulated deficit of $553,000 and $556,000 as of December 31, 1998 and March 31, 1999, respectively, and a members' deficit of $142,000 at December 31, 1998 and, as a result of the FM/ CCP Financing, a members' equity of $772,000 at March 31, 1999. After giving pro forma effect to the initial payment of the Taubman Financing as if it had occurred on March 31, 1999, members equity would have been $6,541,000. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate our losses will increase significantly from current levels because we expect to incur additional costs and expenses related to brand development; marketing and other promotional activities; hiring of management, sales and other personnel; the expansion of our merchandise offerings; the expansion of our infrastructure and customer support services; strategic relationship development; and, possibly, the acquisition of related or complementary businesses. We will incur a non-cash charge to earnings per common share equal to the difference between the per share fair value of the convertible preferred stock issued pursuant to the Taubman Financing and the per share fair value of the common stock into which it converts. Although we have experienced revenue growth in recent periods, historical growth rates may not be sustainable and are not indicative of future operating results, and there can be no assurance that we will achieve or maintain profitability.



    We have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of our growth. To address these risks, we must, among other things, maintain and expand our tenant base and traffic to our Web site, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and transaction-processing systems, improve our Web site, provide satisfactory customer service and order fulfillment, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot be certain that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.


    Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily a good indication of our future performance. It is likely that our results of operations in some future quarter may be below the expectations of public market analysts and investors. In that event, the price of our common stock is likely to decline.



    During the years ended December 31, 1997 and 1998 and the quarter ended March 31, 1999, 59%, 51% and 45%, respectively, of our revenues were generated by barter arrangements whereby we trade advertisements on fashionmall.com in exchange for advertisements in third-party publications or on Web sites. The corresponding barter expenses, which equal the amount of barter revenues, are included as a component of advertising and marketing expenses. Although we expect the percentage of barter revenue to decrease following the offering, we intend to continue to engage in barter transactions for the foreseeable future. See Note 2 of Notes to Financial Statements for information concerning the accounting treatment of barter activities.


RESULTS OF OPERATIONS


    QUARTER ENDED MARCH 31, 1999 COMPARED WITH QUARTER ENDED MARCH 31, 1998



    SITE REVENUES. Total revenues increased by $351,000, or 84%, to $770,000 in the first quarter of 1999 as compared to $419,000 in the first quarter of 1998. Barter revenue increased by $97,000, or 39%, to $348,000 in the first quarter of 1999 from $251,000 in the first quarter of 1998. The increase was due to increased industry acceptance of the fashionmall.com model resulting in additional new clients and increased rates for space on fashionmall.com based on traffic growth.



    EXPENSES. Total expenses of the business increased from $506,000 in the first quarter of 1998 to $781,000 in the first quarter of 1999. The increase was due to increased expenditures for technical staff, increased barter advertising and increased equipment and infrastructure needs. The capitalized software costs are amortized over a straight-line basis over the estimated useful life of two years. At March 31, 1999, approximately $67,000 of software costs has been capitalized. Accumulated amortization of capitalized software costs at March 31, 1999 was $22,000.



    SITE DEVELOPMENT, MERCHANDISE AND CONTENT. Site development, merchandise and content expenses increased by $61,000, or 149%, to $102,000 in the first quarter of 1999 from $41,000 in the first quarter of 1998. The increase was primarily due to increased payroll for site development related salaries as well as increased costs of content creation and merchandise for the fashionmall.com website.



    ADVERTISING AND MARKETING. Advertising and marketing expenses increased by $50,000, or 19%, to $311,000 in the first quarter of 1999 from $261,000 in the first quarter of 1998. The increase is primarily due to increased barter advertising expenses primarily related to increased print advertising on behalf of the fashionmall.com brand and some online banner advertising programs. We expect these expenses to continue to grow significantly, as we pursue an aggressive growth strategy and aggressively market the fashionmall.com brand through both print and online advertising.



    SELLING EXPENSES. Selling expenses increased by $6,000, or 9%, to $72,000 in the first quarter of 1999 from $66,000 in the first quarter of 1998. Selling expenses remained fairly constant compared to the prior year. We expect these expenses to grow significantly as we pursue an aggressive growth strategy and hire additional sales personnel.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $158,000, or 114%, to $296,000 in the first quarter of 1999 from $138,000 in the first quarter of 1998. The increase was primarily due to increased payroll expenses associated with the management team and additional support staff required by our growth. We expect these expenses to grow substantially as additional personnel are hired and additional expenses are incurred. These increased expenses will relate to growing our business and operating as a public company.

    YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997


    SITE REVENUES. Total revenues increased by $802,000, or 64%, to $2,055,000 in 1998, compared to $1,253,000 in 1997. Barter revenue increased by $321,000, or 44%, to $1,055,000 in 1998, compared to $734,000 in 1997. The increase was due to increased industry acceptance of the fashionmall.com model resulting in additional new clients and increased rates for space on fashionmall.com based on traffic growth.


    EXPENSES. Total expenses of the business increased from $1,251,000 in 1997 to $2,044,000 in 1998. The increase was due to increased expenditures for technical staff, increased barter advertising and increased equipment and infrastructure needs. We capitalize costs incurred in the process of creating software for site use. The capitalized software costs are amortized on a straight-line basis over the estimated useful life of two years. At December 31, 1998, approximately $67,000 of capitalized software costs had been incurred; prior to 1998, such costs were not material. Amortization expense for the year ended December 31, 1998, was $9,000 and is included in general and administrative expenses.



    SITE DEVELOPMENT, MERCHANDISE AND CONTENT. Site development, merchandise and content expenses increased by $120,000, or 80%, to $270,000 in 1998, compared to $150,000 in 1997. The increase was primarily due to increased payroll for site development related salaries as well as increased costs of content creation and merchandise for our Web site.


    ADVERTISING AND MARKETING. Advertising and marketing expenses increased by $408,000, or 59%, to $1,104,000 in 1998, compared to $696,000 in 1997. The increase was primarily due to increased barter advertising expense primarily related to increased print advertising on behalf of the fashionmall.com brand and some online banner advertising programs. We expect these expenses will continue to grow significantly, as we pursue an aggressive growth strategy and aggressively market the fashionmall.com brand through both print and online advertising.


    SELLING EXPENSES. Selling expenses increased by $135,000, or 111%, to $257,000 in 1998, compared to $122,000 in 1997. The increase was primarily due to increased salaries for sales staff. We expect these expenses will continue to grow significantly, as we pursue an aggressive growth strategy and hire additional sales personnel.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $130,000, or 46%, to $413,000 in 1998, compared to $283,000 in
1997. The increase was primarily due to increased payroll expenses associated with the management team and additional support staff required by our growth. We expect these expenses to grow as additional personnel are hired and additional expenses are incurred. These increased expenses will relate to growing our business and operating as a public company.


    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    SITE REVENUES. Total revenues increased by $1,034,000, or 472%, to $1,253,000 in 1997, compared to $219,000 in 1996. Barter revenue increased by $586,000, or 396%, to $734,000 in 1997, compared to $148,000 in 1996. The increase was due to the expansion of the sales staff, increased pricing for fashionmall.com space and the adoption of a performance based pricing model that allowed us to increase our revenue as traffic increased.

    EXPENSES. Total expenses of the business increased from $670,000 in 1996 to $1,251,000 in 1997. The increase was due to additions to the sales staff and barter advertising, as well as increased selling expenses and general and administrative expenses.

    SITE DEVELOPMENT, MERCHANDISE AND CONTENT. Site development, merchandise and content expenses decreased by $27,000, or 15%, to $150,000 in 1997, compared to $177,000 in 1996. The decrease was primarily due to reduced costs of programming and site administration through increased utilization of dedicated staff and reduced reliance on outside contractors.

    ADVERTISING AND MARKETING. Advertising and marketing expenses increased by $445,000, or 177%, to $696,000 in 1997, compared to $251,000 in 1996. The increase was primarily related to increased print advertising on behalf of the fashionmall.com brand and some online advertising programs.

    SELLING EXPENSES. Selling expenses increased by $20,000, or 20%, to $122,000 in 1997, compared to $102,000 in 1996. The increase was primarily due to increased payroll and freelance salaries for sales staff.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $143,000, or 102%, to $283,000 in 1997, compared to $140,000 in
1996. The increase was primarily due to increased payroll and professional fees.

LIQUIDITY AND CAPITAL RESOURCES


    From inception, we have financed substantially all of our operations from private investment and an insignificant portion has been financed with cash generated from operations.



    At December 31, 1998, we had cash and cash equivalents on hand of $82,000. As of March 31, 1999, cash and cash equivalents had grown to $1,875,000 primarily as a result of the FM/CCP Financing. Subsequent to March 31, 1999, we received $5,768,588 in the initial payment of the Taubman Financing.



    Our accounts receivable increased by approximately $259,000 in 1998. This increase was a result of increased acceptance of our business model and the growth attributable to new customers. The allowance for doubtful accounts increased by $80,000 in 1998 as a result of the overall increase in accounts receivable and an increase in our general reserve. Accounts payable and accrued expenses increased approximately $193,000 in 1998 as a result of the increase in our overall business operations resulting from the growth in our customer base and level of services provided. In 1997, accounts receivable increased approximately $154,000 as a result of our implementation of our business model.



    During the years ended December 31, 1998 and 1997, our owners loaned us funds to cover various costs and expenses, including, but not limited to, salaries and other general and administrative expenses. These loans are non-interest bearing and are due on demand. At March 31, 1999 and December 31, 1998 and 1997, amounts due to the owners totaled $133,000, $96,000 and $167,000, respectively. Also during 1997, an owner loaned us $24,000 for payroll. The loan is repayable in equal installments over 12 months. The loan does not bear interest. At December 31, 1998 and 1997, the outstanding loan balance totaled $22,000 and $24,000, respectively. As of March 31, 1999, loans from owners aggregated $22,000, all of which will be repaid from the net proceeds of the offering. In addition, we will pay Mr. Narasin and Richard A. Eisner & Company, LLP up to an aggregate of $100,000 to indemnify them for tax liabilities arising out of our reorganization into a C corporation.



    As part of the FM/CCP Financing, FM/CCP loaned us $1,000,000 evidenced by a promissory note in the principal amount of $1,000,000, bearing interest at 6% per annum and due on the earlier of the closing of the offering or March 2, 2002. All of such $1,000,000 will be repaid from the net proceeds of the offering. Please see "Certain Relationships and Related Transactions."



    We had no material commitments for capital expenditures at March 31, 1999. As of that date, we had no minimum lease obligations as the operating lease of office space is month to month. As of March 31, 1999, we had deferred compensation of $159,000 representing money owed to our Chief Executive Officer, who is also a principal stockholder, for services rendered, which will be paid from the net proceeds of the offering.



    We currently have a small amount of inventory but intend to take ownership of an increasing amount of inventory as we expand our online direct sales of apparel and related merchandise through our online stores. As a result, we may be subject to significant inventory risks which could have a material adverse effect on our business, financial condition and results of operations.

    We believe that the net proceeds from this offering, together with funds on hand and any cash flow from operations, will be sufficient for the next 12 months. Depending on our rate of growth and cash requirements, we may require additional equity or debt financing to meet future working capital or capital expenditure needs. There can be no assurance that such additional financing will be available or, if available, that such financing can be obtained on terms satisfactory to us.


YEAR 2000 COMPLIANCE


    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We are at risk if the information technology systems or non-IT systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally.



    We are in the process of conducting an analysis to determine the extent to which our own and our major suppliers' or other third parties' systems, insofar as they relate to our business, are subject to the Year 2000 issue. We anticipate completion of our Year 2000 assessment by the end of the second quarter of 1999 and anticipate the replacement or remediation of any non-Year 2000 compliant technologies by the end of the third quarter of 1999. While we have confirmed compliance of our systems in some cases, and upgraded software to achieve compliance in other cases, we are currently unable to predict whether Year 2000 issues will affect the operations of our customers or vendors. We expect to resolve any further internal Year 2000 compliance issues primarily through normal upgrades of our software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements is included in our capital expenditure budget and is not expected to be material to our financial position or results of operations. We have not incurred significant costs to date in addressing our Year 2000 issues. We estimate that our total cost to become Year 2000 compliant will not exceed $50,000. However, such upgrades and replacements may not be completed on schedule or within estimated costs or may not successfully address our Year 2000 compliance issues.


    We are also dependent on Year 2000 compliance of third parties. Examples include credit card processing, server hosting and delivery of goods by the United States Postal Service or other third party carriers. We are in the process of seeking verification from our key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so.


    In the event that our production and operational facilities that support our Web sites are not Year 2000 compliant, some or all of our Web sites may become unavailable. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by customers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which individually has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.


    In the event that our Web-hosting facilities are not Year 2000 compliant, our Web sites would be unavailable and we would not be able to deliver services to our users. If our present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

    Although we are currently assessing potential contingency plans, we have developed no contingency plans to address the worst-case scenario that might occur if technologies we are dependent upon are not Year 2000 compliant. Our dependence on third parties may make it impossible to develop or implement an adequate contingency plan.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosures required by the standard. The adoption of SFAS No. 130 has no impact on our results of operations, financial position or cash flows.


    In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segment of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about the operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement has no impact on our results of operations, financial position or cash flows.


    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. We do not expect this standard to have a material effect on our capitalization policy.

    In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 has no impact on our results of operations, financial position or cash flows.

    In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Statement of Position 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard is not expected to have a significant impact on our results of operations, financial position or cash flows.


    In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, which are collectively referred to as derivatives, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities, there will be no impact to our results of operations, financial position or cash flows upon the adoption of this standard.

                                    BUSINESS

OVERVIEW


    Our Web site, www.fashionmall.com, engages in the marketing and sale of fashion, apparel, footwear, beauty and related lifestyle products and accessories over the Internet. We combine the concept of an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines. Our revenues have grown from $219,000 in 1996 to $2,055,000 in 1998. Revenues for the quarter ended March 31, 1999 were $770,000 as compared to $419,000 for the quarter ended March 31, 1998. Results for the three months ended March 31, 1999 are not necessarily indicative of results for the year. fashionmall.com has become one of the most popular sites for apparel and fashion-related content on the Internet.



    Our Web site is divided into several areas, each consisting of a number of fashion/apparel content and magazine company "tenants" whose sales and marketing efforts are generally aimed towards a certain target market. These areas currently focus on specific markets, including upscale fashion, teen fashion, sports apparel and beauty. We have a diverse tenant base of brand name companies, including Brooks Brothers, Fortunoff, dELiA*s, Skechers, Steve Madden and Liz Claiborne, and we have recently reached an agreement with Saks Fifth Avenue to be an anchor tenant on our site.


DEVELOPMENT OF ONLINE FASHION/APPAREL SHOPPING INDUSTRY


    The fashion/apparel retail industry is a well established, approximately $170 billion component of the U.S. retail economy. Historically, the fashion/apparel industry has been a leader in the development of new distribution channels. Shopping destinations for apparel and related merchandise have evolved over the years from department stores such as Macy's and Bloomingdales to malls and outlet malls where a variety of retail and specialty stores, apparel and non-apparel, are conveniently centralized for shoppers in one location. The ambition of apparel companies to further capitalize on the customer's desire for convenience fueled the growth of the catalog industry. Companies such as L.L. Bean, Lands' End and J. Crew have established the print catalog as a vehicle through which customers purchase apparel from the convenience and comfort of their home or office. In the past decade, companies such as QVC and Home Shopping Network, Inc. have applied the same principles to the medium of television and created a new, multi-billion dollar industry. Today, the Internet represents a new, global distribution channel for the fashion/apparel industry to exploit.



    We believe that the Internet is particularly well-suited for promoting, marketing and selling merchandise such as apparel. Our fashionmall.com site combines the mall concept of grouping retail and speciality venues in a centralized location with the at-home shopping convenience of catalog sales and television home shopping. A retail site on the Internet can provide direct product service and information to a large number of users located throughout the world simultaneously with a substantially smaller sales staff than traditional retailers, and has the ability to rapidly and continually update such information. Internet merchandisers, unlike traditional department stores or mall operations, are not limited by the constraints or expenses of store or mall construction and rental, or the difficulty of consumers traveling to their locations. In contrast to catalog merchandisers, Internet retailers can react quickly to the need to change product description, advertising and promotional materials, pricing and mix and are not subject to the costs of catalog publication and distribution. The Internet is a highly interactive medium through which shopper responses and preferences can be tracked, thereby enabling the merchandiser to customize the online stores, advertising and promotional materials and to target specific consumer groups and individuals.



    Jupiter Communications ("Jupiter"), an independent Internet market research organization, estimates that the number of people shopping on the Internet will increase from 10.1 million in 1997 to 58.4 million in 2002. Jupiter also estimates that these shoppers will increase their spending on products offered on the Internet from $3 billion in 1997 to $41 billion in 2002. According to a study released by


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the Marketing Corporation of America, approximately $8.2 billion was spent online during the 1998 holiday season. According to Jupiter, apparel now ranks among the top five product categories for Internet sales. We believe that the volume of online apparel sales will grow quickly as the Internet develops as a distribution channel, and we believe that we are well positioned to capitalize on this market opportunity.


BUSINESS OBJECTIVE AND STRATEGIES


    Our objective is to be the primary fashion/apparel destination on the Internet.



    In order to achieve this objective, we intend to:


    - increase brand awareness and site traffic;


    - expand our tenant base;


    - convert increased traffic into additional tenant fees;

    - convert increased traffic into e-commerce revenues; and

    - create customer loyalty and retention.

INCREASE BRAND AWARENESS AND TRAFFIC


    We believe that building awareness of the fashionmall.com brand is critical in our effort to be the premier site for fashion/apparel on the Internet. Consequently, we are focused on building on our traffic by (i) aggressively marketing our site and (ii) entering into key strategic alliances with high-traffic Web sites.


    ADVERTISING AND MARKETING


    We utilize numerous marketing techniques to increase brand recognition and traffic, including both traditional and online advertising. To date, our lack of financial resources has limited our ability to spend the funds necessary to increase our brand recognition and traffic to desired levels. We intend to use a substantial part of the proceeds from the offering to significantly increase our marketing efforts.



    We promote our site through print advertising in industry and consumer publications. To date, due to our limited financial resources, our use of advertising has primarily been through barter arrangements. We provide space for magazines on fashionmall.com in exchange for advertising in their print publications. In 1998, we placed approximately $1,038,000 worth of advertising through this model. Upon consummation of the offering, we intend to increase our cash payments in promotion of our site in print publications. In addition, we have utilized, and intend to utilize, outdoor media, trade shows and radio and television promotions.



    Our online marketing tactics include sponsorship agreements with well-known companies, as well as banner advertising on various Web sites. Our sponsorship agreements include an agreement with VISA pursuant to which the VISA logo and payment option are integrated into fashionmall.com in exchange for a fee and promotion of fashionmall.com by VISA; an agreement with CBS Sportsline, a leading sports Web site, pursuant to which we place CBS Sportsline as the sponsor of a newly developed "Sports" area on fashionmall.com; and a similar arrangement with The Knot, a leading online bridal site, for the existing "Bridal" area on fashionmall.com. We plan to pursue agreements with other brand name companies to cross-promote each other's products or services.


    STRATEGIC ALLIANCES


    To date, we have focused our consumer marketing efforts on fashionmall.com's placement on selected high traffic Web sites. We have formed key strategic alliances with two of the highest trafficked


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portals on the Internet: (i) Excite, and by extension, Netscape, Prodigy and
Webcrawler, and (ii) Microsoft/MSN. These relationships are designed to attract additional traffic to our Web site, thereby directing traffic to tenants' sites, representing a significant opportunity for brand awareness, traffic creation, and revenue growth. We intend to develop relationships with additional high traffic Web sites after the consummation of the offering.



    - EXCITE. Excite is currently the seventh ranked Web site in terms of unique monthly visitors. We entered into an agreement with Excite effective as of June 5, 1998, pursuant to which Excite features fashionmall.com on the "Clothes and Beauty" channel within the Excite shopping area. The area contains content and merchandising offers from fashionmall.com. We share with Excite certain revenues generated from each other's respective site. Through Excite's recent agreement with Netscape for frontal positioning in the Netscape search area, as well as Excite's agreement to provide content for the Netscape.com site, we are receiving exposure on Netscape as well. However, there can be no assurance that this positioning will continue. Netscape is currently the sixth ranked site in terms of unique monthly visitors. In addition, we will receive exposure through Excite's agreement to provide content for Prodigy's Internet Service and through Excite's ownership of the Webcrawler search engine. Our agreement with Excite has a one-year term with a subsequent renewal provision.



    - MICROSOFT/MSN. msn.com is currently the third ranked Web site in terms of unique monthly visitors. We entered into an agreement with Microsoft effective as of March 4, 1998, pursuant to which Microsoft features fashionmall.com on the "Clothes and Accessories" channel within MSN's shopping area, and also features fashionmall.com on Microsoft.com, Expedia, and other Microsoft sites. Microsoft has also agreed to work with us on various joint promotions and "special offers" through the msn.com and through the fashionmall.com sites. Pursuant to the agreement, we will pay Microsoft a certain fee as a percentage of the commissions earned by fashionmall.com. The agreement has a one-year term with subsequent automatic renewal provisions.



    The Company also has a content licensing agreement with Yahoo! effective as of March 1, 1998 for the placement of our Web site within the Yahoo! site to give our site access to Yahoo!'s visitor base. In addition, we have agreements with Amazon.com, Inktomi and several other high traffic Web sites.



    In addition to the above agreements, we have an affiliates program with other Web sites that provide traffic to our site in exchange for a percentage of revenue generated or for other consideration. At present, these relationships primarily represent traffic generation and brand building vehicles. We have been solicited by numerous Web sites desiring affiliate status. We plan to pursue marketing agreements and other strategic alliances with other leading Internet companies after the consummation of the offering.



    EXPANSION OF OUR TENANT BASE



    We believe that we have assembled a collection of well-recognized brand name tenants. To accomplish our goal of being the primary fashion/apparel destination on the Internet, we intend to add to our tenant roster through an aggressive sales campaign. As fashionmall.com's brand and site recognition and traffic increase, we believe that we will be able to attract additional national designer and brand name companies as tenants. In this connection, upon consummation of this offering, we plan to hire additional sales personnel who will be charged with developing and establishing relationships with apparel companies. Recruitment of staff for this effort is a primary use of the proceeds from this offering.


    fashionmall.com is the home to, or provider of traffic for, tenants representing a variety of fashion/ apparel companies. Types of tenants include:
(i) manufacturers, (ii) retailers, (iii) catalogs and

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(iv) magazines, including such recent additions as Brooks Brothers, dELiA*s,
Skechers and Steve Madden, with Saks Fifth Avenue to be added in the near future.



    MANUFACTURERS. Our largest group of tenants are manufacturers of apparel, accessories, footwear and beauty products. These manufacturers lease space on fashionmall.com to provide promotional and educational material, educating consumers as to the manufacturer's products and stimulating purchases of such products online or off-line. In addition, manufacturers may use fashionmall.com for customer research, mailing list creation and product testing.



    CATALOGS. Catalog companies currently comprise a small percentage of our tenants but represent a growing target as potential tenants on fashionmall.com. We believe that we can assist manufacturers and retailers in gathering the necessary information and targeted mailing lists to either supplant, or justify, a catalog production effort.



    RETAILERS. Retailers also currently comprise a small percentage of our tenants but represent a growing target as potential tenants on fashionmall.com. Retailers have generally established their own online presence on the Internet and use our Web site as a creator of additional traffic from targeted consumers to fuel their own online sales and/or marketing efforts.



    MAGAZINES. Fashion trade and consumer magazines and consumer lifestyle magazines comprise an important group of our tenants. Such magazines use our Web site to promote their own publication, solicit additional advertising, deliver value back to advertisers and solicit subscriptions to their publication. Magazine tenants may display articles, or portions thereof, highlights of or teasers from their magazine and/or deliver advertising.


CONVERSION OF TRAFFIC INTO TENANT FEES


    We intend to leverage the strength of our traffic and brand equity to drive revenue growth. We currently generate revenue from our tenants through: (i) tenant fees, (ii) Web site development in the form of site construction and management, (iii) banner and sponsorship advertising and (iv) online sales.


    TENANT FEES


    Manufacturers, retailers, magazines and others pay us fees to lease space on the fashionmall.com site, thereby taking advantage of the traffic the Web site receives to market and advertise their products. Our tenants either pay fees tied to the amount of traffic the tenant receives on a per click-through basis or a flat rate per month. We expect to convert our Web site traffic into revenues by broadening our base of tenants and leveraging increased traffic into higher tenant fees.


    WEB SITE DEVELOPMENT


    We provide Web site development services to fashion/apparel companies for Web pages to be displayed through the fashionmall.com Web site in exchange for fees. We have pre-designed working models for fashion/apparel companies who desire to get online quickly and at minimal expense. Since incremental costs are minimal, these represent very high margin services. In addition, we design fully-customized sites for long-term potential fashionmall.com tenants and current tenants who desire larger sites or more advanced features.



    BANNER AND SPONSORSHIP ADVERTISING



    Although it is presently not our significant focus, we offer banner advertisements on our site and intend to expand this effort to create a new source of revenue from non-fashion/apparel advertisers. We also derive revenue from paid sponsorship of this site, such as the "fashionmall prefers Visa"


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

promotion, or through sponsorships of specific areas of the site, The Knot's sponsorship of the bridal area and CBS Sportsline's sponsorship of the sports area.


    ONLINE SALES OF TENANTS' MERCHANDISE


    Revenue from online sales of tenants' apparel, accessories and related merchandise are derived from the commissions and fees we receive from the online sale of merchandise by our tenants through fashionmall.com. Tenants who desire to sell merchandise on fashionmall.com may do so through one of two pricing models, in addition to applicable tenant fees and Web site development fees. These pricing models are (i) fashionmall.com as an intermediary in which the tenant is the direct retailer, and thus the tenant makes the margin between wholesale and retail and typically pays us a commission and (ii) fashionmall.com as retailer in which we purchase the tenant's merchandise at wholesale to fill customer orders at retail at no additional cost to that tenant. In such instances, our wholesale purchases are not typically made in advance of the related retail sale.


CONVERSION OF TRAFFIC INTO DIRECT ONLINE SALES


    While in the past we have derived nominal revenues from online sales in which we have acted as an intermediary or a retailer, we see a significant opportunity for revenue growth from launching our own online stores. Our first online store is our recently launched Outletmall.com site, and we are in the process of developing an online store as part of a joint venture with a print catalog company.


    OUTLETMALL.COM


    Outletmall.com is an adjunct to the primary fashionmall.com site and is a key part of our strategy to grow our e-commerce transaction volume. Outletmall.com, which we launched on a pilot basis, is in an early stage of development, and consequently, we have conducted limited promotion of the site. We intend to use a significant portion of the net proceeds of this offering to market and build this online store. Our focus with Outletmall.com is to derive revenue from online sales. With this site, we are the retailer and control the merchandising of products and earn the entire margin of sale from any merchandise sold. Our objective for Outletmall.com is to offer consumers a variety of brand name merchandise at significant discounts from regular retail prices and to frequently change the offered merchandise to stimulate repeat visits to the site. We intend to purchase excess inventory and end-of-season goods in order to gain a competitive sourcing advantage. Our online store represents a significant opportunity for us to increase our product offerings from national designer or brand name companies without their being tenants on fashionmall.com. Merchandise is offered (i) at targeted discounts that increase incrementally over a six-week period or (ii) at everyday low prices. We believe that our discount prices along with our diverse offerings of quality, brand name merchandise will be attractive to customers.


    Outletmall.com benefits manufacturers by permitting them to sell out-of-season, overstocked or discontinued merchandise. From the vendor's viewpoint, fashion apparel has a limited utility and value life cycle. Prior to the season when most sales are conducted, merchandise is at its highest perceived value, but loses its value each day thereafter. The Outletmall.com pricing model encourages purchases at each level in order to maximize revenue received for the product, giving the consumer value-priced merchandise for immediate consumption and the manufacturer a profitable vehicle for eliminating excess inventory.


    We currently do not take ownership of substantial amounts of inventory, although this may change. Distribution facilities are available should suppliers be unable to fulfill merchandise directly. In some cases, merchandise that is not sold may be returned to the vendor, or liquidated on their behalf for a fee. We bear the risk of product returns, except for returns due to vendor error or defect, which are


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generally assumed by the vendor. As we increase our focus on online sales, we may take ownership of an increasing amount of inventory.



    CATALOG JOINT VENTURE



    We believe that we can expand our e-commerce efforts while reducing our costs and risk through joint ventures that target niche markets. As part of this strategy, in February 1999, we entered into a letter of intent with Diplomat Direct Marketing Corp. ("Diplomat"), a print catalog company, contemplating the formation of an equally owned joint venture between us and Diplomat for the purpose of developing an apparel Internet and print catalog. The catalog is to be launched initially on the Internet to identify a mailing group for the print version. The letter of intent contemplates that Diplomat will fund the joint venture with an initial contribution of $500,000, all of which has been paid, and that we will provide the joint venture with an anchor position on fashionmall.com and provide certain other services. The joint venture is not intended to be the exclusive vehicle for the sale, display or marketing of merchandise for either party. The letter of intent is not binding on the parties and is subject to the execution of a definitive agreement. There can be no assurance that a definitive agreement will be executed on the terms set forth above or at all.


CUSTOMER LOYALTY AND RETENTION


    We strive to offer fashionmall.com's visitors and customers value by providing a compelling and secure shopping experience, personalized services and a high level of customer service, as well as by developing certain technological enhancements. We believe that doing so successfully will increase user loyalty, repeat usage and duration per visit.


    PROVIDE COMPELLING AND SECURE SHOPPING EXPERIENCE


    We are providing or intend to provide our customers with a compelling and secure shopping experience by (i) making our Web site's content entertaining, informative, convenient, and easy-to-use and attractively displaying and offering quality brand name products; (ii) providing a secure transaction processing system; (iii) offering personalized services; and (iv) providing outstanding customer service and product fulfillment.



    CONTENT. We offer our visitors entertaining and informative content, including fashion articles covering news, trends, guides and other fashion/apparel related features. We intend to expand our magazine, editorial, runway and expert forum fashion content, as well as create and acquire unique and timely content to maintain a base of frequently changing and valuable information that attracts and retains visitors. In addition, we plan to deliver community elements, such as bulletin boards and dedicated chat rooms, to our site's visitors.



    Our online stores display information about items offered on our Web site, including sale price, retail price, cost, color and size characteristics, group information and manufacturer related information. Once the manufacturers have offered their products to us, the datasets are published to our Web site. Our selling system is our Web site on the Internet, which was designed to give customers a convenient and safe "shopping basket" or ordering system to effect their purchases. Our site uses Web servers to handle the transactional events, queries and updates to the various server databases.



    Our ordering system retrieves ordering information from selling systems, validates credit cards, processes the orders, creates and issues purchase orders to manufacturers and handles all post-sale marketing efforts. The ordering system also allows for orders to be taken over the telephone, by fax or by mail. The ordering system software was designed by us and is being augmented to give customer service representatives instant access to all customer information, to automatically update all changes to a customer's order and to inform the customer of confirmation of receipt of orders and order status by automated e-mail communications. We intend to access this customer profile information to search and


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
analyze customer demographics and buying patterns in order to suggest new programs and offerings to customers.


    SECURITY. A critical issue for the success of online sales is maintaining the integrity of information, particularly the security of information such as credit card numbers. We believe that security systems currently in place are at least as secure as those used for traditional in-store or mail order transactions. We believe that shopping electronically may expose customers to two potential areas for theft of credit card numbers. The first is theft of credit card numbers traveling through phone lines and the second is theft of credit card numbers residing on our system. Transactions are secured by using Secure Sockets Layer ("SSL") encryption which protects the information as it is transmitted between the customer browser and our site on the Internet. We address the possibility of theft by using SSL encryption and a second encryption algorithm. The credit card number is encrypted while it is traveling and is translated only once it reaches fashionmall.com. This form of encryption is only available to customers using SSL encryption enabled browsers.



    We also offer other payment alternatives. We have installed a toll-free telephone number for taking orders, handling customer service, and receiving credit card information. We post the toll free phone number for the customer during the checkout phase. After a customer calls this phone number with his or her order, our customer service representatives ask for the customer's order number and the credit card number. The order is then processed through normal channels.


    PERSONALIZED SERVICES


    We intend to capitalize on the unique capabilities of the Internet to maximize the buying potential of our audience. We will use proprietary operating processes to track and mine usage patterns for each visitor to the fashionmall.com Web site. We intend to analyze this data in great detail and, based on our analyses, target promotions and cross-sell products to such visitor during future visits to fashionmall.com. This highly personalized approach to selling leverages the Internet's unique capabilities to structure the presentation of product around the characteristics of a specific audience. This use of technology may make for a much more compelling shopping experience as compared to more traditional distribution channels, such as catalogs, while also allowing the merchandiser to suggest products and potentially create sales that might not otherwise take place.



    We believe that a strong understanding of the customer demographic profile and purchasing habits is critical to effective and successful merchandising. We intend to aggregate demographic information relating to our customer base by requesting certain information upon a customer's registration and collecting data, based on previous purchasing and browsing behavior. Collecting such demographic consumer data will permit us to target promotional e-mail directly to customers or to sell the data to advertisers and catalog companies as appropriate.


    CUSTOMER SERVICE


    We believe that high levels of customer service and support are critical to the value of our services and to retaining and expanding our customer base. Customer service representatives are available on weekdays from 8 a.m. to 6 p.m. EST for customer service via e-mail, fax and a toll free telephone number. Customer service is assisted by automated e-mail notifications which greatly assist in keeping customers up-to-date on the status of their orders. Our representatives handle general questions about our tenants, provide product information and take orders by telephone. We believe that these representatives are a valuable source of feedback regarding customer satisfaction, which we use to improve our services. Customers are not charged for service and support. We intend to expand our call center and Internet-based toll free support and enhance our functionality as it relates to cross-promoting products with a portion of the proceeds of the offering. Please see "Use of Proceeds."


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    ORDER FULFILLMENT


    We currently carry minimal inventory and rely to a large extent on order fulfillment from our tenant manufacturers and retailers that ship merchandise directly to customers wherever possible. We intend to ship merchandise directly from third party distribution facilities as we expand our online direct sales of apparel and related merchandise through our own online stores. We may use a portion of the proceeds of this offering for our distribution activities.


    TECHNOLOGICAL ENHANCEMENTS


    We continually evaluate emerging technologies and new developments in Web technologies with the objective of optimizing Web site management, customer interaction and personalization, transaction processing, and order fulfillment and customer service functionality. Such technology will include a combination of proprietary technology and commercially available, licensed technology. Examples of new features we intend to offer include: the "fashion assistant," an automated personal shopper, which offers product recommendations based on the individual's personality and interests, and live broadcasts of fashion shows over our Web site. We are also currently developing an extranet system which will allow our vendors and tenants to access our selling system directly over the Internet.


COMPETITION


    We compete with other Web sites, including, in particular, apparel shopping areas of Internet portals, for Internet advertisers' and e-commerce marketers' dollars. The number of these Web sites has increased significantly and we expect such competition to continue to increase because there are no substantial barriers to entry into our market. Competition may also increase as a result of ongoing industry consolidation. In addition, the retail apparel shopping industry is intensely competitive. As a seller of apparel, we currently or potentially compete with a variety of other companies, including (i) traditional retailers of apparel, many of which also support dedicated Web sites, such as The Gap and J. Crew, (ii) non-traditional retailers, such as television retailers and mail order catalogs, such as QVC and L.L. Bean, (iii) apparel shopping areas of Internet portals, and (iv) other online retailers, such as Bluefly. Many of our tenants, who may eventually be competitors, have their own Web sites but maintain a presence on fashionmall.com.



    We believe that the principal competitive factors in our market are brand awareness and loyalty, site traffic, the ability to attract high quality manufacturers and retailers as tenants on the Web site, strategic relationships with high-traffic Web sites and leading search engines, a positive apparel purchasing experience for the consumer, breadth and depth of selection, price of products offered for sale, ease of use, quality of content, other service offerings and customer service, and Web site functionality, responsiveness, reliability and speed of fulfillment of orders. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from manufacturers exclusively or on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on us.


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
TECHNOLOGY


    We use commercially available software, as well as our own developed proprietary software. Our systems combine our proprietary technologies and commercially available, licensed technologies. Our current strategy is to license commercially available technology to augment internally developed solutions. Our Internet content delivery is provided by a variety of servers, including three on our premises and one in Washington, D.C. at a third party vendor location. Several systems administrators and network managers monitor and operate our site on the Internet, network operations and transaction-processing systems. Like other Internet sites, our sites have, from time to time, experienced interruption and overload. The uninterrupted operation of our site on the Internet and transaction-processing systems is essential to our business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of these systems.


TRADEMARKS AND PATENTS


    Our performance and ability to compete are dependent to a significant degree on our proprietary knowledge. We regard our copyrighted material, domain names, trade secrets and similar intellectual property as important, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have registered the domain names "fashionmall.com" and "Outletmall.com." There can be no assurance that we will be able to secure significant protection for these names and our other proprietary information. Other than our registration of the domain names, the Company does not have any other protection for the "fashionmall.com" or "Outletmall.com" name. We do not believe that we or anyone else can obtain protection for such names in the United States. It is possible that competitors or others will adopt product or service names similar to "fashionmall.com" or "Outletmall.com", thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect the names "fashionmall.com" and "Outletmall.com" adequately could have a material adverse effect on us.


GOVERNMENTAL REGULATION


    We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on us. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our service is available over the Internet in multiple states and foreign countries, and as we sell to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are qualified to do business in only two states, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on us.


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EMPLOYEES


    At April 19, 1999, we employed 24 employees and independent contractors. In addition, we use additional independent contractors when needed. We currently lack the personnel that will be necessary for our expected growth. We intend to use a significant portion of the proceeds of the offering to add additional personnel, including management, sales and merchandising personnel, technical personnel and business development personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate, or retain sufficiently qualified personnel. Please see "Use of Proceeds." In order to attract qualified personnel, we may be required to offer incentives such as stock options, stock awards or other additional non-cash compensation or may be required to allocate a greater portion of the proceeds of the offering for this purpose than is currently allocated. Our future success will depend on our ability to attract and retain qualified personnel to operate and manage our growth. If we are unable to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition. None of our employees is represented by a labor union, and we consider our employee relations to be satisfactory.


PROPERTIES


    We sublease approximately 2,000 square feet of office space in New York, New York for our executive and administrative offices, at an annual rental of $57,000. The sublease is with Richard A. Eisner & Company, LLP, a principal stockholder, and is month-to-month. Please see "Certain Relationships and Related Transactions." We expect to look for larger office space in New York upon consummation of the offering.


LEGAL PROCEEDINGS


    We are not a party to any material legal proceedings.

                                   MANAGEMENT

    Our current executive officers and directors are set forth below:


NAME                                               AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Benjamin Narasin.............................          33   Chairman of the Board, Chief Executive Officer and President
Jerome A. Chazen(1)..........................          72   Director and Senior Consultant
Raymond Murphy...............................          38   Vice President--Finance
Ronald Forehand..............................          52   Vice President--Operations
Jon Williams.................................          37   Vice President--Technology and Senior Consultant
Kenneth Byrne................................          33   Director of Technology
Susan Mohr...................................          55   Vice President--fashionmall.com
Anne-Marie Forehand..........................          36   Vice President--Outletmall.com
Richard C. Marcus(1).........................          59   Director
Robert S. Taubman............................          45   Director


------------------------------


(1) Member of the Audit Committee



    Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Mr. Taubman serves as the director designee of the preferred stockholder. Other than stock options, non-employee directors do not currently receive remuneration for their services as such, but may be reimbursed for expenses incurred in connection therewith, such as the cost of travel to Board meetings. Officers serve at the pleasure of the Board of Directors until their successors have been elected and have qualified. The Audit Committee has the authority to recommend annually to the Board of Directors the engagement of our independent auditors and to review the scope and results of the audits, our internal accounting controls, our audit practices and the professional services furnished by the independent auditors.



    BENJAMIN NARASIN has served as our Chief Executive Officer and President and our predecessor since our inception in 1994. Prior to joining us, from 1986 to 1994, Mr. Narasin served as President for Boston Prepatory Co., an apparel company which he still owns and at which he developed the concept of fashionmall.com.



    JEROME A. CHAZEN has served as a senior consultant and our director since March 1999. Since 1996, Mr. Chazen has been Chairman of Chazen Capital Partners, LLC. Mr. Chazen was a founder of Liz Claiborne, Inc., an apparel company, where he served in various senior executive positions until his retirement in 1996 and as a director until 1997. Mr. Chazen also serves as a director of Taubman Centers, Inc. and The Gymboree Corporation, as Chairman of the American Craft Museum, as a Trustee of Columbia University, as Chairman of the Board of Overseers of the Columbia University Business School, and as Vice-Chairman of the Greater New York Council of the Boy Scouts of America. Mr. Chazen has various relationships with FM/CCP Investment Partners, LLC. Please see "Principal Stockholders" and "Certain Relationships and Related Transactions."



    RAYMOND J. MURPHY has served as our Vice President--Finance since April 1999. Prior to joining us, from January 1996 to November 1998, Mr. Murphy served as Chief Financial Officer of Country Road Clothing, LLC, a U.S. subsidiary of an Australian speciality apparel retailer. In addition, from July 1989 to January 1996, Mr. Murphy served as a Senior Manager in the Retail, Textile and Apparel Group of the Commercial Division of Ernst & Young, LLP, an international audit, tax and consulting firm.



    RONALD FOREHAND has served as our Vice President of Operations since October 1998. Prior to joining us, from April 1990 to September 1998, Mr. Forehand was President of J.P. Callaghan's Outfitters, a men's sportswear company which he co-founded but which terminated operations upon joining us. Mr. Forehand is Anne-Marie Forehand's husband.

    JON WILLIAMS has served as a senior consultant and our Vice President--Technology since March 1999. Prior to joining us, from December 1996 to November 1998, Mr. Williams served as the Vice President, Technology for N2K, Inc., a global music e-commerce company, where he developed large scale Web sites. In addition, from July 1996 to December 1996, Mr. Williams served as Chief Technology Officer for Interactive Imaginations, an online gaming company. From August 1992 to July 1996, Mr. Williams was the Director of Software of Zyware, Inc., a consulting company that created client/server travel systems. Mr. Williams was also a founder of Zyware, Inc.



    KENNETH E. BYRNE has served as our Director of Technology of the Company since April 1999. From March 1998 to March 1999, Mr. Byrne served as a Database Architect for KB Software, a company that developed database driven Web sites. In addition, from November 1997 to February 1998, Mr. Byrne served as Database Developer for The Voodoo Softworks, Ltd., a Web site development company. From January 1997 to November 1997, Mr. Byrne served as Database/Systems Administrator for Rhotech, a Web site development company. From December 1994 to June 1996, Mr. Byrne served as a Project Manager for Adobe Systems, Inc. a computer software development company. In addition, Mr. Byrne served as a QA Engineer for Adobe Systems, Inc. from August 1992 to December 1994.



    SUSAN MOHR has served as our consultant since 1995 and our Vice President--fashionmall.com since March 1999. Prior to joining us, from 1989 to 1995, Ms. Mohr served as President of Marketing Beauty Associates Consultants, a consulting firm that provides consultation services to both online and traditional retailers. In addition, from 1989 to 1995, Ms. Mohr served as a cosmetics buyer for Hahnes Department Stores, a retail sales company.



    ANNE-MARIE FOREHAND has served as our employee since February 1998 and became Vice President--Outletmall.com in March 1999. Prior to joining us, from April 1990 to September 1998, Ms. Forehand managed J.P. Callaghan Outfitters, a men's sportswear company which she co-founded but which has terminated operations. Ms. Forehand is Ronald Forehand's wife.



    RICHARD C. MARCUS has served as our consultant since February 1997 and has served as our director since March 1999. Since January 1997, Mr. Marcus has served as a Senior Advisor to Peter J. Solomon Company, a New York investment banking firm. Mr. Marcus was principal of InterSolve Group Inc., a management services firm, from its inception in 1991 until January 1997. From December 1994 until December 1995, Mr. Marcus served as Chief Executive Officer of the Plaid Clothing Group and as a director of that company from December 1994 through December 1996. In July 1995, Plaid Clothing Group filed a petition of reorganization under Chapter 11 of the U.S. Bankruptcy Code and was subsequently sold to Hartmarx in December 1996. From January 1989 to January 1992, Mr. Marcus was a principal of RCM Consulting, a provider of consulting services to the retail industry. From 1979 to 1988, he served as Chairman and Chief Executive Officer of Neiman-Marcus, a department store retailer. Mr. Marcus is currently a director of Zale Corporation, a public jewelry retail company.



    ROBERT S. TAUBMAN has been the President and Chief Executive Officer of Taubman Centers, Inc., a real estate investment trust which is a leading developer of malls, since 1992 and has also been a director of such company since 1992. He is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts, a director of Comerica Bank, and a Trustee of the International Council of Shopping Centers and of the Urban Land Institute. Mr. Taubman was a director of Woodward & Lothrop Incorporated, which filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in January 1994. Their plan of reorganization was confirmed by the Bankruptcy Court in December 1995.



EMPLOYMENT AND CONSULTING AGREEMENTS



    We entered into a three-year employment agreement with Benjamin Narasin, effective as of the closing date of the offering, pursuant to which Mr. Narasin will serve as our Chief Executive Officer, President and Chairman of the Board and will receive an annual base salary of $180,000 during each year of the three-year term. Such base salary will be subject to additional increase and bonuses within the discretion of the Board of Directors which will take into account, among other things, our performance and the performance, duties and responsibilities of Mr. Narasin. Mr. Narasin will receive a bonus of $40,000 if we achieve revenues in excess of $6 million during fiscal year 1999 and an additional bonus of $40,000 if we achieve revenues in excess of $8 million during such fiscal year. Mr. Narasin also will receive (i) a five-year, fully-vested option to purchase 50,000 shares of common stock at the initial offering price per share if we achieve revenues in excess of $6 million during fiscal year 1999, (ii) a five-year, fully-vested option to purchase an additional 50,000 shares of common stock at the initial offering price per share if we achieve revenues in excess of $8 million during fiscal year 1999, and (iii) a five-year, fully-vested option to purchase an additional 100,000 shares of common stock at the initial offering price if we achieve revenues in excess of $12.5 million during fiscal year 1999. No more than $2 million of barter revenue may be counted towards the cash bonus thresholds or the option bonus thresholds. The shares underlying any such options will be subject to one-year lock-up arrangements. We will also agree to pay for certain life insurance for the benefit of Mr. Narasin's family and to indemnify him for up to $75,000 of tax liabilities arising from our reorganization into a C corporation. Mr. Narasin's agreement also permits him to devote up to 10% of his time to Boston Prepatory Co., an apparel company owned by him, provided that the Board of Directors makes a determination that such company is not directly competitive to us. In the event of a change of control as defined in the agreement, Mr. Narasin may terminate the agreement and receive three times his compensation, including bonuses earned during the previous 12 months, and his compensation for the balance of the term.



    On March 2, 1999, we entered into a consulting agreement (the "Consulting Agreement") with Jerome Chazen, the sole owner of FM/CCP, Inc., which is the manager of FM/CCP Investment Partners, LLC. The Consulting Agreement, which expires on the earlier of February 26, 2002 or two years following the consummation of the offering, provides that Mr. Chazen shall provide consulting services to us aggregating at least 30 hours per month. In addition, Mr. Chazen agreed to become a director. Mr. Chazen will receive an aggregate of $150,000 over the term of the Consulting Agreement plus five-year options to purchase 135,000 shares of common stock at an exercise price of $1.11 per share and options to purchase 107,500 shares of common stock at an exercise price of $2.50 per share. Such options vest and become exercisable (i) 50% upon consummation of the offering, (ii) an additional 16% on March 1, 2000 and (iii) the balance monthly over the 12-month period commencing March 1, 2000.



    We currently do not have written employment agreements with any of our other officers.


    EXECUTIVE COMPENSATION


    The following table sets forth the annual and long-term compensation for services in all capacities paid by us to Benjamin Narasin, our Chief Executive Officer and President during fiscal 1996, 1997 and 1998. There was no executive officer other than Mr. Narasin whose compensation exceeded $100,000 during such years:


                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
-----------------------------------------------------------------------------------------------
NAME AND PRINCIPAL POSITION                                                 YEAR     SALARY ($)
------------------------------------------------------------------------  ---------  ----------
Benjamin Narasin, President.............................................       1998  $  180,000(2)
  and Chief Executive Officer                                                  1997  $  120,000(3)
                                                                               1996  $   80,000(4)

------------------------------

(1) Excludes perquisites and other personal benefits, securities and properties otherwise categorized as salary or bonuses which in the aggregate, did not exceed the lesser of either $50,000 or 10% of the total annual salary reported for such person.

(2) $85,000 of such salary was deferred and is to be paid upon completion of the offering.

(3) $82,500 of such salary was deferred and is to be paid upon completion of the offering.

(4) All of such salary was deferred and is to be paid upon completion of the offering.

1999 STOCK OPTION PLAN


    We intend to adopt the 1999 Stock Option Plan prior to the closing of the offering.



    The 1999 Plan provides for the grant of options to purchase up to, but not in excess of, 1,125,000 shares of common stock to our officers, directors, agents, consultants and independent contractors. Options may be either "incentive stock options" within the meaning of Section 422 of the Code, or non-qualified options. Incentive stock options may be granted only to our employees or employees of our subsidiaries, while non-qualified options may be issued to non-employee directors and consultants, as well as to our employees or employees of our subsidiaries.


    The 1999 Plan is administered by a committee selected by the Board of Directors or by the Board of Directors (the "Administrator"), which determines, among other things, those individuals who receive options, the time period during which the options may be exercised, the number of shares of common stock issuable upon the exercise of each option and the option exercise price. Pursuant to the 1999 Plan, the Administrator determines, among other things, those individuals who receive options, the time period during which the grants will be made, the number of shares of common stock to be granted and the price (if any) to be paid by such key employees therefor.


    The exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the Administrator. If the aggregate fair market value, as determined as of the date the option is granted, of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year exceeds $100,000, such stock option shall be treated, to the extent of such excess, as an option which does not qualify as an incentive stock option. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the 1999 Plan unless the exercise price is at least 110% of the fair market value of the shares of common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitation.


    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death, retirement, permanent and total disability, unless extended by the Administrator on or before such employee's date of termination of employment, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise all or any part of such employee's option, unless otherwise determined by the Administrator. Upon termination of employment of an optionee by reason of death, retirement, permanent or total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination.


    Options under the 1999 Plan must be issued within ten years from the effective date of the Plan. Incentive stock options granted under the 1999 Plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five-year terms. All options granted under the 1999 Plan will provide for the payment of the exercise price in cash or check or by delivery to us of shares of common stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods, or by such other methods approved by the Administrator pursuant to the 1999 Plan. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of such optionee's stock options with no investment.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 1999 Plan. To date, no options have been granted under the 1999 Plan. However, we intend to grant to certain of our employees and consultants (i) options to purchase an aggregate of 129,750 shares of common stock at an exercise price of $5.00 per share, (ii) options to purchase an aggregate of 71,000 shares of common stock at an exercise price equal to the initial public offering price per share and (iii) options to purchase 100,000 shares of common stock at an exercise price of $7.00 per share.



DIRECTOR COMPENSATION



    We intend to grant non-employee members of the Board of Directors at the time of the offering options to purchase 10,000 shares of common stock at the initial offering price. We also intend to grant any individual who joins the Board of Directors after the offering options to purchase 10,000 shares of common stock at the fair market value at the date of grant. Options granted to existing and future directors will vest one year after the date of grant.



    In addition, we intend to grant Mr. Marcus options to purchase 20,000 shares of common stock at an exercise price of $5.00. Mr. Marcus's options would be exercisable immediately upon the date of their grant.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information as of the date of this prospectus and as adjusted to reflect the sale of 3,000,000 shares of common stock by us in this offering regarding the beneficial ownership of our common stock by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group. The following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of April 23, 1999. Unless otherwise indicated in the footnotes to the table, the following individuals have sole voting and sole investment control with respect to the shares they beneficially own, subject to community property laws where applicable.



                                                                                        PERCENTAGE OF OUTSTANDING
                                                                                               STOCK OWNED
                                                            AMOUNT AND NATURE OF    ----------------------------------
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------------  ------------------------  -----------------  ---------------
Benjamin Narasin(1)(2)..................................         3,420,000 shares            76.0%             45.6%
Richard A. Eisner & Company, LLP(1)(3)..................           855,000 shares            19.0%             11.4%
TRG Net Investors LLC(4)(5).............................           824,084 shares            15.5%              9.9%
Robert S. Taubman(5)....................................                 0 shares               0%                0%
FM/CCP Investment Partners, LLC(6)......................           320,000 shares             7.0%              4.2%
Jerome Chazen(6)........................................           441,250 shares             9.4%              5.7%
Richard Marcus(7).......................................             --                    --                --
Raymond Murphy(8).......................................             --                    --                --
Jon Williams(9).........................................             --                    --                --
Kenneth Byrne(10).......................................             --                    --                --
Ronald Forehand(11)(12).................................             --                    --                --
Susan Mohr(13)..........................................             --                    --                --
Anne-Marie Forehand(11)(14).............................             --                    --                --
Executive Officers and Directors(15)....................
  as a group (ten persons)                                       3,861,250 shares            82.3%             50.2%


------------------------


 (1) Except as otherwise indicated, the address for the referenced stockholders is c/o fashionmall.com, Inc., 575 Madison Avenue, New York, New York 10022.



 (2) Includes 427,500 shares owned by Grant Narasin, the minor son of Mr. Narasin. Mr. Narasin has voting power over Grant Narasin's shares until April 9, 2018. Does not include options to purchase 100,000 shares of common stock which we intend to grant upon the consummation of the offering.



 (3) Richard A. Eisner & Company, LLP ("RAE") is a professional limited partnership. No individual owns 5% or more of the partnership or controls the voting or the disposition of the shares of common stock owned by RAE. Does not include options to purchase 40,000 shares of common stock which we intend to grant RAE upon the consummation of the offering.



 (4) Includes 824,084 shares of common stock underlying convertible preferred stock owned by TRG Net Investors LLC which is not convertible until one year after the offering.



 (5) Does not include 924,898 shares of common stock underlying a warrant which is not exercisable until one year after this offering. Also does not include, as to Mr. Taubman, options to purchase 10,000 shares of common stock which we intend to grant upon the consummation of the offering. Robert S. Taubman is the President and Chief Executive Officer of TRG Net Investors LLC. Mr. Taubman disclaims any beneficial ownership interest in the shares owned or which may be acquired by TRG Net Investors LLC beyond his indirect interest therein through his pecuniary interest in The Taubman Realty Group Limited Partnership, which directly or indirectly owns substantially all of TRG Net Investors LLC. The address of Robert S. Taubman and TRG Net Investors LLC is 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48303-0200.



 (6) The address of FM/CCP Investment Partners, LLC and Jerome Chazen is 767 Fifth Avenue, New York, New York 10153. FM/CCP, Inc., the Manager of FM/CCP Investment Partners, LLC, is wholly-owned by Mr. Chazen, and certain affiliates of Mr. Chazen are members of FM/CCP Investment Partners, LLC. FM/CCP, Inc. and/or Mr. Chazen may be deemed the beneficial owner of securities owned by FM/CCP Investment Partners, LLC. Mr. Chazen disclaims such beneficial ownership. FM/CCP Investment Partners, LLC's ownership includes 95,000 shares underlying warrants which became exercisable upon completion of the offering and does not include up to 12,500 shares issuable pursuant to certain anti-dilution provisions upon exercise of such warrants and the options owned by Mr. Chazen referred to below. Mr. Chazen's ownership includes the amount of common stock owned by FM/CCP and 121,250 shares underlying options which are exercisable by Mr. Chazen upon the consummation of the offering and excludes 121,250 shares underlying options which are not currently exercisable and the shares beneficially owned by FM/CCP Investment Partners, LLC.



 (7) Does not include options to purchase 20,000 shares of common stock which we intend to grant upon the consummation of the offering.

 (8) Does not include options to purchase 20,000 shares of common stock which we intend to grant upon the consummation of the offering.



 (9) Does not include options to purchase 8,500 shares of common stock which we intend to grant upon the consummation of the offering.



(10) Does not include options to purchase 25,000 shares of common stock which we intend to grant upon the consummation of the offering.



(11) Mr. and Ms. Forehand are married.



(12) Does not include options to purchase 36,000 shares of common stock which we intend to grant upon the consummation of the offering.



(13) Does not include options to purchase 41,000 shares of common stock which we intend to grant upon the consummation of the offering.



(14) Does not include options to purchase 41,000 shares of common stock which we intend to grant upon the consummation of the offering.



(15) See footnotes (2) and (5)-(14) above

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    Our predecessor, the Internet Design Group, Ltd., commenced operations on December 22, 1994, and continued operations to August 19, 1995, when it became Internet Fashion Mall, L.P. We were restructured as a limited liability company, Internet Fashion Mall, LLC, pursuant to a limited liability company agreement, dated June 26, 1996, by and between Benjamin Narasin, our Chief Executive Officer, President and Chairman of the Board, and Richard A. Eisner & Company, LLP ("RAE"). Pursuant to such agreement, Narasin contributed the Company's business, including fashionmall.com, related intellectual property and $250,000, for an 80% membership interest, and RAE contributed $100,000 for a 20% membership interest. Narasin and RAE entered into an Amended and Restated Limited Liability Company Agreement, dated March 1, 1999, which restated the terms of the original limited liability company agreement and recognized Mr. Narasin's prior transfer of a 10% membership interest to his minor son, Grant Narasin.



    During the years ended December 31, 1998 and 1997, Narasin and RAE incurred various costs and expenses, including, but not limited to, salaries and other general and administrative expenses, on our behalf, in addition to providing a cash loan to us. No additional loans were incurred during the quarter ended March 31, 1999. All of these loans are non-interest bearing. At March 31, 1999 and December 31, 1998 and 1997, the amount due to Narasin in respect of these loans totaled $0, $0 and $82,000, respectively. At March 31, 1999, December 31, 1998 and 1997, the amount due to RAE in respect of these loans totaled $133,000, $118,000 and $159,000, respectively. Please see "Use of Proceeds."



    In addition, we will pay Mr. Narasin and RAE up to an aggregate of $100,000 to indemnify them for tax liabilities arising out of our reorganization into a C corporation.



    We sublease approximately 2,000 square feet from RAE in New York for our executive and administrative offices at an annual rental of $57,000. In addition, RAE provides administrative services such as phone services, accounting and maintenance of books and records at cost. For the quarter ended March 31, 1999, we incurred approximately $14,000 for administrative services, payable to RAE.



    On March 2, 1999, we sold to FM/CCP Investment Partners, LLC ("FM/CCP") 225,000 shares of our common stock for $1,000,000 ($4.44 per share). In addition, FM/CCP loaned us $1,000,000 evidenced by a promissory note in the principal amount of $1,000,000, bearing interest at 6% per annum and due on the earlier of the closing of the offering or March 2, 2002. In connection with the foregoing promissory note, FM/CCP received a warrant, expiring March 2, 2004, to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($10.50 based on the assumed $10.00 per share offering price). Mr. Chazen, one of our directors and a senior consultant, and certain affiliates of Mr. Chazen are investors in FM/CCP Investment Partners, LLC. Pursuant to certain anti-dilution provisions, we will issue up to an additional 12,500 shares of common stock to FM/CCP upon the exercise of such warrants and certain options granted to Jerome Chazen.



    On March 2, 1999, we entered into a consulting agreement (the "Consulting Agreement") with Jerome M. Chazen. The Consulting Agreement, which expires on the earlier of March 2, 2002 or two years following the consummation of the offering, provides that Mr. Chazen shall provide consulting services to us aggregating at least 30 hours per month. Mr. Chazen will receive an aggregate of $150,000 over the term of the Consulting Agreement plus, assuming an initial public offering price of $10.00 per share, five-year options to purchase 135,000 shares of common stock at an exercise price of $1.11 per share and options to purchase 107,500 shares of common stock at an exercise price of $2.50 per share. The number of options may decrease if the initial public offering price is below the contemplated range. Such options vest and become exercisable (i) 50% upon consummation of the offering, (ii) an additional 16% on March 2, 2000 and (iii) the balance (34%) monthly over the

12-month period commencing March 2, 2000. In addition, Mr. Chazen has become one of our directors.



    FM/CCP and Mr. Chazen have agreed, for one year following the consummation of the offering, not to sell or dispose of the securities acquired by them without our consent, except to certain partners or family members. In addition, we have agreed to grant FM/CCP and Mr. Chazen certain demand and "piggyback" registration rights, commencing one year after consummation of the offering and terminating on March 2, 2004, as to the common stock acquired by them and underlying their warrants and options.



    On April 23, 1999, TRG Net Investors LLC, an affiliate of Taubman Centers, Inc., a real estate investment trust (REIT) which is one of the leading mall developers in the U.S., paid $5,768,588 for shares of our convertible preferred stock and a warrant, exercisable during the 60-day period commencing one year after the offering, to purchase 924,898 shares of our common stock at the initial public offering price per share. The initial investment by TRG Net Investors LLC of $5,768,588 was based on an effective $7.00 per share purchase price, subject to adjustment to up to $9.00 per share to reflect the initial public offering price. Based on the assumed initial public offering price of $10.00 per share, the investment will be increased to $7,416,756. Based on such $10.00 per share offering price, the convertible preferred stock will have a liquidation preference of $7,416,756 and will be convertible into 824,084 shares of common stock, at a conversion price of $9.00 per share, for one year beginning on the first anniversary of the closing of the offering. The exercise price of the warrants will be equal to the initial public offering price and, based on the assumed $10.00 per share price, will be $10.00 per share. In connection with the transaction, Robert S. Taubman, the Chief Executive Officer and President of Taubman Centers, joined our Board of Directors.



    The holders of the convertible preferred stock have the right to elect Mr. Taubman to the Board of Directors and, if he is deceased or disabled, to elect another person reasonably acceptable to us. After the conversion of the convertible preferred stock and so long as TRG Net Investors LLC beneficially owns at least 750,000 shares of our common stock, we have agreed to use our best efforts to cause Mr. Taubman, or, if he is deceased or disabled, another nominee of TRG Net Investors LLC, to be nominated to our Board of Directors.

                           DESCRIPTION OF SECURITIES


    The following summary description of our capital stock and selected provisions of our Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.


COMMON STOCK


    We are authorized to issue up to 35,000,000 shares of common stock, par value $.01 per share, of which 4,500,000 shares are outstanding as of the date of this prospectus. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid and nonassessable.


PREFERRED STOCK


    We are authorized to issue up to 3,000,000 shares of preferred stock, par value $.01 per share, of which 824,084 shares of Series A Convertible Preferred Stock are outstanding. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover. The Series A Convertible Preferred Stock has a liquidation preference of $7,416,756, and is convertible at the option of the holder, in whole or in part, into 824,084 shares of common stock (an effective conversion price of $9.00 per share) at any time during the one year period commencing one year after the closing of the offering. No dividends may be paid on the common stock unless an equal dividend is paid on the Series A Preferred Stock on an "as converted" basis. The holder of the Preferred Stock has the right to elect one member to our Board of Directors, which member shall be Robert S. Taubman, unless he is deceased or disabled, in which case the director must be reasonably acceptable to us.


TRANSFER AGENT


    American Stock Transfer and Trust Company is the Transfer Agent for our common stock.


DIRECTORS' LIMITATION OF LIABILITY AND INDEMNIFICATION


    Our Certificate of Incorporation includes provisions which eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.


    Section 145 of the DGCL permits indemnification by a corporation of certain officers, directors, employees and agents.

    Our Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted under law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.



    We intend to obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW


    We are subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.


    For purposes of Section 203, a "business combination" includes (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of the offering, we will have outstanding 7,500,000 shares of common stock, of which the 3,000,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act. The remaining approximately 4,500,000 shares of common stock, as well as 824,084 shares of convertible preferred stock, are "restricted securities", as that term is defined in Rule 144 under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Commencing approximately 12 months following the date of this prospectus, substantially all of these restricted securities, including 824,084 shares of common stock underlying the convertible preferred stock, would become eligible for sale in the public market pursuant to Rule 144. The beneficial owners of 4,500,000 shares of common stock have agreed not to sell such shares for a period of 12 months after this offering without the consent of the Representative.



    In general, under Rule 144, as currently in effect, a person, including a person who may be deemed our "affiliate" as that term is defined under the Securities Act, who has beneficially owned such shares for at least one year would be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that do not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about us. After two years have elapsed from the date of the issuance of restricted securities by us or their acquisition from an affiliate, such shares may be sold without limitation by persons who have not been our affiliates for at least three months.



    The sale, or availability for sale, of substantial amounts of common stock in the public market subsequent to this offering pursuant to Rule 144 or otherwise could materially adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of its equity securities or debt financing.



    The holders of the Representatives' Warrants will have certain demand and "piggyback" registration rights with respect to the shares of common stock underlying such warrants, commencing one year after the effective date of this offering. In addition, certain stockholders holding 225,000 shares of common stock, together with the holders of options to purchase 242,500 shares of common stock and the holders of warrants to purchase 127,000 shares of common stock, have certain demand and "piggyback" registration rights. Please see "Underwriting."



    If the Representatives should exercise registration rights to effect the distribution of the securities underlying the Representatives' Warrants, they will be unable to make an active market in our securities prior to and during such distribution. If they cease making a market in the common stock, the market and market prices for the common stock may be materially adversely affected, and holders thereof may be unable to sell or otherwise dispose of the common stock. Please see "Description of Securities" and "Underwriting."



    No prediction can be made as to the effect, if any, that sales of such securities, or the availability of such securities for sale, will have on the market prices prevailing from time to time for the common stock. However, even the possibility that a substantial number of our securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of its equity securities. Please see "Underwriting."

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell an aggregate of 3,000,000 shares of common stock to the Underwriters named below, for whom Gruntal and First Security Van Kasper are acting as the Representatives, and the Underwriters have severally agreed to purchase the number of shares of common stock set forth opposite their respective names in the table below at the offering price, less underwriting discounts set forth on the cover page of this prospectus.



UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Gruntal & Co., L.L.C. .....................................................
First Security Van Kasper..................................................
                                                                             -----------------
    Total..................................................................       3,000,000
                                                                             -----------------
                                                                             -----------------



    The Underwriting Agreement provides that the obligation of the Underwriters to purchase the shares of common stock is subject to certain conditions. The Underwriters are committed to purchase all of the shares of the common stock, other than those covered by the over-allotment option described below, if any are purchased.



    The Underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus, and
to certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, discounts not
in excess of $      per share; and the Underwriters may allow, and such dealers
reallow, a concession of not more than $      per share to certain other
dealers. After this offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.



    We have agreed to pay the Representatives a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the 3,000,000 shares of common stock offered hereby. We have also agreed to pay certain of the Underwriters' expenses in connection with this offering, including expenses in connection with qualifying the shares offered hereby for sale under the laws of such states as the Underwriters may designate and the placement of tombstone advertisements. We have also granted to the Representatives and their designees, for nominal consideration, warrants to purchase up to 300,000 shares of common stock at an exercise price per share equal to 120% of the public offering price per share. The Representatives' Warrants may not be sold, transferred, assigned, pledged or hypothecated for 12 months from the date of this prospectus, except to members of the selling group. The Representatives' Warrants contain anti-dilution provisions upon the occurrence of certain events, including stock dividends, stock splits and recapitalizations, and grant registration rights to the holders thereof at our expense, at the request of the holders of a majority thereof, on no more than one occasion, during the five-year period beginning on the first anniversary of the date of this prospectus and "piggyback" registration rights, on no more than one occasion, during the seven-year period beginning on the first anniversary of the date of this prospectus.



    We have also granted to the Underwriters, exercisable for 30 days from the date of this prospectus, an option to purchase up to 450,000 additional shares of common stock at the public offering price less the underwriting discount. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares, of common stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of common stock.



    We have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.



    Our directors and officers, and certain of our stockholders, beneficially owning an aggregate of 4,500,000 shares of common stock prior to the offering, together with the holder of options to purchase 242,500 shares of common stock and the holders of warrants to purchase up to 95,000 shares of common stock, have agreed with the Underwriters not to publicly sell or otherwise dispose of any of their shares of common stock or securities exercisable for or convertible into shares of common stock for a period of 12 months after the date of the prospectus without the prior written consent of Gruntal.



    Prior to this offering there has been no public market for our common stock. Accordingly, the offering price of the common stock was determined by negotiation between us and the Representatives. Factors considered in such negotiation, in addition to prevailing market conditions, included the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as were deemed relevant. The public offering price of the common stock does not necessarily bear any relationship to our assets, net worth, earnings, book value, or other criteria of value applicable to us and should not be considered an indication of the actual value of the common stock. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that the common stock can be resold at the offering price.



    During and after this offering, the Underwriters may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock which may be higher than the price that might otherwise prevail in the open market. Neither we nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.



    In connection with this offering, we have agreed that, until the third anniversary of the date of this prospectus, Gruntal may appoint an observer to attend all meetings of the Board of Directors. The observer will be entitled to reimbursement of reasonable and accountable out-of-pocket expenses for attendance at those meetings. In addition, the observer will be entitled to indemnification to the same extent as our directors.


                                 LEGAL MATTERS


    The validity of the shares offered hereby and certain other legal matters will be passed upon for us by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Cadwalader, Wickersham & Taft.

                                    EXPERTS


    Our financial statements included in this prospectus as of December 31, 1998 and for the years ended December 31, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION


    We will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings made via EDGAR are publicly available through the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, NW Washington, DC 20549 at prescribed rates. In addition, reports and other information concerning us may be inspected at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, DC 20006.



    We have filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock, reference is hereby made to the Registration Statement which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract or document referred to herein are not necessarily complete, and in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2
Balance Sheet as of December 31, 1998 and March 31, 1999 (unaudited).......................................         F-3
Statements of Operations for the years ended December 31, 1997 and 1998 and for the three months ended
  March 31, 1998 and 1999 (unaudited)......................................................................         F-4
Statements of Changes in Members' Equity for the years ended December 31, 1997 and 1998 and for the three
  months ended March 31, 1999 (unaudited)..................................................................         F-5
Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the three months ended
  March 31, 1998 and 1999 (unaudited)......................................................................         F-6
Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internet Fashion Mall LLC.:

    We have audited the accompanying balance sheet of Internet Fashion Mall LLC (a Delaware limited liability company) as of December 31, 1998, and the related statements of operations, members' equity and cash flows for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Fashion Mall LLC as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP



New York, New York
February 26, 1999

                           INTERNET FASHION MALL LLC


                                 BALANCE SHEETS



                                                                                DECEMBER 31, 1998  MARCH 31, 1999
                                                                                -----------------  --------------
                                                                                                    (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................................     $    82,000      $  1,875,000
  Accounts receivable, net of allowance for doubtful accounts of $105,000 and
    $136,000, respectively....................................................         314,000           482,000
  Prepaid expenses and other current assets...................................           7,000            62,000
                                                                                      --------     --------------
    Total current assets......................................................         403,000         2,419,000
CAPITALIZED SOFTWARE COSTS, net of accumulated amortization of $14,000 and
  $22,000, respectively.......................................................          53,000            45,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $9,000 and $10,000,
  respectively................................................................          13,000            15,000
DEFERRED FINANCING COSTS......................................................          39,000           354,000
                                                                                      --------     --------------
    Total assets..............................................................     $   508,000      $  2,833,000
                                                                                      --------     --------------
                                                                                      --------     --------------

                  LIABILITIES AND MEMBERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.......................................     $   221,000      $    685,000
  Amounts due to related-parties..............................................         366,000           314,000
  Customer deposits...........................................................          18,000            35,000
  Deferred revenue............................................................          45,000            41,000
                                                                                      --------     --------------
    Total current liabilities.................................................         650,000         1,075,000
                                                                                      --------     --------------
LOAN PAYABLE TO RELATED-PARTY.................................................              --           986,000
                                                                                      --------     --------------
    Total liabilities.........................................................         650,000         2,061,000
                                                                                      --------     --------------
COMMITMENTS AND CONTINGENCIES
MEMBERS' (DEFICIT) EQUITY:
  Members' contributed capital................................................         411,000         1,328,000
  Accumulated deficit.........................................................        (553,000)         (556,000)
                                                                                      --------     --------------
    Total members' (deficit) equity...........................................        (142,000)          772,000
                                                                                      --------     --------------
    Total liabilities and members' (deficit) equity...........................     $   508,000      $  2,833,000
                                                                                      --------     --------------
                                                                                      --------     --------------



      The accompanying notes are an integral part of these balance sheets.

                           INTERNET FASHION MALL LLC


                            STATEMENTS OF OPERATIONS



                                                                  FOR THE YEARS ENDED       FOR THE THREE MONTHS
                                                                      DECEMBER 31,            ENDED MARCH 31,
                                                               --------------------------  ----------------------
                                                                   1997          1998         1998        1999
                                                               ------------  ------------  ----------  ----------
                                                                                                (UNAUDITED)
SITE REVENUES................................................  $  1,253,000  $  2,055,000  $  419,000  $  770,000
COST AND EXPENSES:
  Site development, merchandise and content..................       150,000       270,000      41,000     102,000
  Advertising and marketing..................................       696,000     1,104,000     261,000     311,000
  Selling expense............................................       122,000       257,000      66,000      72,000
  General and administrative.................................       283,000       413,000     138,000     296,000
                                                               ------------  ------------  ----------  ----------
    Total cost and expenses..................................     1,251,000     2,044,000     506,000     781,000
                                                               ------------  ------------  ----------  ----------
    Income from operations...................................         2,000        11,000     (87,000)    (11,000)
OTHER INCOME, NET............................................         1,000         3,000       1,000       8,000
                                                               ------------  ------------  ----------  ----------
    Net income (loss)........................................  $      3,000  $     14,000  $  (86,000) $   (3,000)
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------
PRO FORMA NET INCOME DATA (Unaudited):
  Net income before provision for income taxes...............  $      3,000  $     14,000  $  (86,000) $   (3,000)
  Pro forma income tax provision (benefit)...................         2,000         6,000       1,000      (1,000)
                                                               ------------  ------------  ----------  ----------
    Pro forma net income (loss)..............................  $      1,000  $      8,000  $  (87,000) $   (2,000)
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------
PRO FORMA PER SHARE INFORMATION (Unaudited):
    Basic....................................................  $         --  $         --  $       --  $       --
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------
    Diluted..................................................  $         --  $         --  $       --  $    (0.14)
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------
  Weighted average common shares outstanding:
    Basic....................................................     4,500,000     4,500,000   4,500,000   4,500,000
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------
    Diluted..................................................     4,500,000     4,500,000   4,500,000   4,500,000
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------



        The accompanying notes are an integral part of these statements.

                           INTERNET FASHION MALL LLC


               STATEMENT OF CHANGES IN MEMBERS' (DEFICIT) EQUITY



                                                                          MEMBERS'
                                                                        CONTRIBUTED   ACCUMULATED   TOTAL MEMBERS'
                                                                          CAPITAL       DEFICIT     (DEFICIT)/EQUITY
                                                                        ------------  ------------  --------------
BALANCE, January 1, 1997..............................................  $    350,000   $ (570,000)   $   (220,000)
  Net income..........................................................            --        3,000           3,000
                                                                        ------------  ------------  --------------
BALANCE, December 31, 1997............................................       350,000     (567,000)       (217,000)
  Conversion of related-party loan to contributed capital.............        61,000           --          61,000
  Net income..........................................................            --       14,000          14,000
                                                                        ------------  ------------  --------------
BALANCE, December 31, 1998............................................  $    411,000     (553,000)   $   (142,000)
  Unaudited:
    Contribution of capital, net of related issuance costs............       917,000           --         917,000
    Net income........................................................            --       (3,000)         (3,000)
                                                                        ------------  ------------  --------------
BALANCE, March 31, 1999 (unaudited)...................................  $  1,328,000   $ (556,000)   $    772,000
                                                                        ------------  ------------  --------------
                                                                        ------------  ------------  --------------



        The accompanying notes are an integral part of these statements.

                           INTERNET FASHION MALL LLC


                            STATEMENTS OF CASH FLOWS



                                                                FOR THE YEARS ENDED        FOR THE THREE MONTHS
                                                                    DECEMBER 31,             ENDED MARCH 31,
                                                             --------------------------  ------------------------
                                                                 1997          1998         1998         1999
                                                             ------------  ------------  ----------  ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $      3,000  $     14,000  $  (86,000) $     (3,000)
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
    Depreciation and amortization..........................         6,000        14,000       4,000         9,000
    Allowance for doubtful accounts........................        25,000        80,000      45,000        31,000
    Non-cash compensation expense..........................            --            --          --        31,000
    Changes in operating assets and liabilities:
      Accounts receivable..................................      (154,000)     (259,000)    (47,000)     (199,000)
      Other assets.........................................        (3,000)      (43,000)      3,000      (370,000)
      Accounts payable and accrued expenses................        10,000       193,000      33,000       464,000
      Customer deposits....................................        21,000       (10,000)         --        17,000
      Deferred revenue.....................................        32,000        13,000       6,000        (4,000)
                                                             ------------  ------------  ----------  ------------
  Net cash (used in) provided by operating activities......       (60,000)        2,000     (42,000)      (24,000)
                                                             ------------  ------------  ----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchases of property and equipment.........       (14,000)       (1,000)     (3,000)       (3,000)
  Costs incurred to develop software.......................            --       (60,000)         --            --
                                                             ------------  ------------  ----------  ------------
  Net cash used in investing activities....................       (14,000)      (61,000)     (3,000)       (3,000)
                                                             ------------  ------------  ----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of loan to related-party.......................         7,000            --          --            --
  Proceeds from loan payable from related-party............       133,000        75,000      16,000       948,000
  Net proceeds from capital contribution...................            --            --          --       872,000
                                                             ------------  ------------  ----------  ------------
  Net cash provided by financing activities................       140,000        75,000      16,000     1,820,000
                                                             ------------  ------------  ----------  ------------
  Net increase (decrease) in cash..........................        66,000        16,000     (29,000)    1,793,000
  Cash and cash equivalents, beginning of the period.......            --        66,000      66,000        82,000
                                                             ------------  ------------  ----------  ------------
  Cash and cash equivalents, end of the period.............  $     66,000  $     82,000  $   37,000  $  1,875,000
                                                             ------------  ------------  ----------  ------------
                                                             ------------  ------------  ----------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest...............................................  $         --  $         --  $       --  $         --
    Taxes..................................................  $         --  $         --  $       --  $         --
  Non-cash investing and financing activities:
    Conversion of related-party loan to contributed
      capital..............................................  $         --  $     61,000  $   61,000  $         --
    Fair value of warrants issued in conjunction with loan
      to related-party.....................................  $         --  $         --  $       --  $     15,000
    Revenue generated from barter contracts................  $  1,231,000  $  1,055,000  $  251,000  $    348,000
    Expense incurred related to barter contracts...........  $  1,231,000  $  1,038,000  $  236,000  $    272,000



        The accompanying notes are an integral part of these statements.

                           INTERNET FASHION MALL LLC

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. DESCRIPTION OF BUSINESS


    Internet Design Group, Ltd. commenced operations on December 22, 1994 and continued operations until August 19, 1995 when it became Internet Fashion Mall, L.P. ("IFM"). Effective June 26, 1996, IFM L.P. was reorganized as a Delaware limited liability company, Internet Fashion Mall LLC ("IFM" or the "Company"). The Company engages in the business of marketing, promoting, advertising and selling fashion apparel and related accessories or products to the public on the Internet, via fashionmall.com. IFM combines an online shopping mall with fashion content to provide a centralized site for manufacturers, retailers, magazines and catalogs to advertise, display and sell their product lines.



    Activities from the date of inception to December 31, 1998 have been directed primarily to developing the fashionmall.com brand through a marketing strategy that includes the exchange of the Company's services for advertising space in various magazines, journals and websites or consulting services.


    Since inception, IFM has achieved breakeven results from operations, and has incurred negative and/or breakeven cash flow from operations. The success of IFM's future operations will be dependent primarily upon IFM's ability to develop further fashionmall.com awareness and brand loyalty; attract, build and retain significant traffic levels on its fashionmall.com website; offer content on the fashionmall.com website which is attractive to its visitors; provide satisfactory customer service and order fulfillment.

    Reference is made to the risk factors discussed in this prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    The Company's primary source of revenue is from tenant fees. Manufacturers, retailers, magazines and others pay fees to the Company to lease space on the fashionmall.com site. Revenues are recognized as services are rendered. The Company recognizes revenue earned from tenant fees in accordance with its customer contracts which specify either a fixed fee or a fee based on performance.

    BARTER ARRANGEMENTS


    The Company enters into barter arrangements with certain of its customers, whereby the Company's services are exchanged for either advertising space in various magazines and journals or on websites, or for consulting services. Approximately 20% of the advertising received by the Company, in exchange for its services, is in the form of online website advertising. The fair value of the online website advertising is determined based on the online providers' "cost per thousand impressions" and the number of impressions delivered. The consulting services received by the Company are primarily marketing and public relations. Expenses for consulting services are recorded as incurred, based upon the consulting firms' established rates.



    Barter revenue and the related advertising expense is recognized in accordance with the established advertising rate card, of the advertiser customer, which represents the rates charged to cash buyers determined based on their level of advertising. Generally, barter revenue is recognized over the term of the customer contract, which commences upon the placement of the customer's advertisement on the Company's fashionmall.com website. Barter revenues equals barter expenses, however, due to

                           INTERNET FASHION MALL LLC

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

timing, barter accounts receivable and barter accounts payable may result. Barter expenses are included in advertising and marketing expenses in the accompanying statements of operations for the years ended December 31, 1997 and 1998.


    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of money market funds or other highly-liquid investments with original maturities of three months or less.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over estimated useful lives of three to five years. Depreciation expense for the years ended December 31, 1997 and 1998, was $3,000 and $5,000, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

    In accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, the Company capitalizes costs incurred in the process of creating software for internal use. The costs capitalized by the Company represent the payroll and payroll-related costs for the employees who are directly associated with and who devote time to the internal-use computer software project, to the extent of the time spent directly on the project. Capitalized software costs are amortized on a straight-line basis over an estimated useful life of two years. As of December 31, 1998, approximately $67,000 of capitalized software costs had been incurred; prior to 1998, these costs incurred were immaterial. Amortization expense for the year ended December 31, 1998 was $9,000 and is included in selling, general and administrative expenses in the accompanying statements of operations.

    ACCOUNTING FOR LONG-LIVED ASSETS

    The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS No. 121"). SFAS No. 121 establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management does not believe there is any impairment of the carrying value of its long-lived assets as of December 31, 1998.

                           INTERNET FASHION MALL LLC

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING EXPENSE


    The Company's primary source of advertising expense is generated from its barter activities. The expense is recognized based on the fair value of the services received as determined by each magazine's or journal's printed advertising rate card with pricing provided to cash buyers based on frequency of advertisement placement or by a website provider's "cost per thousand impressions" and the number of impressions delivered. In accordance with Statement of Position 93-7, REPORTING ON ADVERTISING COSTS, the Company expenses its advertising costs as incurred.


    INCOME TAXES

    As a limited liability company, each of IFM's member's respective portion of taxable income or loss is reportable on such members' own Federal and state income tax returns. Additionally, as a limited liability company, the Company is subject to the New York City income tax on unincorporated businesses.

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this statement has had no impact on the Company's results of operations, financial position or cash flows.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENT OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). SFAS No. 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about the operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The adoption of this statement has had no impact on the Company's results of operations, financial position or cash flows.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material impact on the Company's results of operations, financial position or cash flows.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after

                           INTERNET FASHION MALL LLC

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 15, 1998. Management has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on the Company's results of operations, financial position or cash flows.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of these financial instruments.

3. UNAUDITED PRO FORMA INFORMATION

    INCOME TAXES

    Effective upon the consummation of the Company's initial public offering, the Company's income tax status will be converted from a limited liability company to that of a C corporation. Accordingly, the provision for income taxes has been determined in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). SFAS No. 109 requires a company to account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

    The accompanying financial statements reflect a provision for income taxes on a pro forma basis as if the Company was liable for Federal, state and local income taxes as an accrual basis taxable corporate entity throughout the years presented.

    The following summarizes the pro forma income tax provision for the years ended December 31,:


                                                                               1997       1998
                                                                             ---------  ---------
Current
  Federal..................................................................  $  --      $   3,000
  State....................................................................      1,000      1,000
                                                                             ---------  ---------
Total Income Tax Provision.................................................  $   1,000  $   4,000
                                                                             ---------  ---------
                                                                             ---------  ---------
Deferred
    Federal................................................................  $   1,000  $   1,000
    State..................................................................     --          1,000
                                                                             ---------  ---------
                                                                             $   1,000  $   2,000
                                                                             ---------  ---------
                                                                             ---------  ---------

    The pro forma provision for income taxes differs from the amounts computed by applying Federal statutory rates due to the following at December 31,:


                                                                                                   1997       1998
                                                                                                 ---------  ---------
Pro forma provision computed at the statutory rate.............................................         34%        34%
Pro forma state income taxes, net of Federal tax benefit.......................................         32         12
Pro forma permanent difference.................................................................         15     --
Pro forma temporary difference.................................................................       (908)        (3)
                                                                                                 ---------  ---------
Total..........................................................................................       (827)%        43%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------



    Temporary differences are primarily due to the differences between accrual basis net income and cash basis taxable income.


    EARNINGS PER SHARE


    The Company's historical capital structure is not indicative of its prospective structure due to its reorganization from a limited liability company to a C corporation and the closing of the private placement debt and equity investments (see Note 8, Subsequent Events--PRIVATE PLACEMENTS).



    Accordingly, the Company has computed net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income
(loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income
(loss) per common share ("Diluted EPS") is computed by dividing net income
(loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding using the treasury-stock method. Pro forma per share data has been computed using the weighted average number of common shares outstanding during the period assuming the Company was a C corporation since inception and the closing of the private placement debt and equity investments as of January 1, 1998. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations.



                                                                                              THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                          ---------------------------  ---------------------------
                                                              1997          1998           1998          1999
                                                          ------------  -------------  ------------  -------------
Pro Forma Net Income (Loss) Available for Common
  Shareholders--Basic...................................  $      1,000  $       8,000  $    (87,000) $      (2,000)
Beneficial Conversion of Preferred Stock................            --             --            --       (650,000)
                                                          ------------  -------------  ------------  -------------
Pro Forma Net Income (Loss) Available for Common
  Shareholders--Diluted.................................  $      1,000  $      (8,000) $    (87,000) $    (652,000)
                                                          ------------  -------------  ------------  -------------
                                                          ------------  -------------  ------------  -------------
Weighted Average Common Shares Outstanding--Basic and
  Diluted...............................................     4,500,000      4,500,000     4,500,000      4,500,000
                                                          ------------  -------------  ------------  -------------
                                                          ------------  -------------  ------------  -------------



    The effect of the exercise of certain warrants and options issued are not included as their effect on diluted earnings per share is anti-dilutive.

4. MEMBERS' CAPITAL ACCOUNTS


    The Company has three members (collectively, the "Members"), Benjamin Narasin, an individual with an 70% ownership interest ("Narasin"), Grant Narasin, the minor son of Narasin, with a 10% ownership interest, and Richard A. Eisner and Company, a limited liability partnership with a 20% ownership interest ("Eisner"). The Company was established with capital contributions of $250,000 and $100,000 from Narasin and Eisner, respectively.


5. DEFERRED FINANCING COSTS

    PRIVATE PLACEMENT

    During 1998, the Company incurred approximately $8,000 in costs related to a private placement offering of debt and equity securities (the "Private Placement"). These costs are being deferred until the closing of the Private Placement (see Note 8, Subsequent Events--PRIVATE PLACEMENT).

    INITIAL PUBLIC OFFERING

    During 1998, the Company incurred approximately $31,000 in costs related to an initial public offering of its common stock. These costs are being deferred until such time as the initial public offering is consummated (see Note 8, Subsequent Events--INITIAL PUBLIC OFFERING AND REORGANIZATION).

6. AMOUNTS DUE TO RELATED PARTIES

    WORKING CAPITAL LOANS

    During the years ended December 31, 1997 and 1998, the Members incurred various costs and expenses, including but not limited to salaries and other general and administrative expenses, on behalf of the Company, in addition to providing a cash loan to the Company. All of these loans are non-interest bearing. At December 31, 1998, amounts due to the Members in repayment of these loans totaled approximately $118,000, and are included in Amounts Due to Related-Parties in the accompanying balance sheet.

    DEFERRED COMPENSATION

    Since inception of the Company, Narasin, who is the President of the Company, has deferred a portion of his annual compensation. At December 31, 1998, this deferred compensation totaled approximately $248,000, and is included in Amounts Due to Related-Parties in the accompanying balance sheet.

    SUBLEASE ARRANGEMENT

    In September 1997, the Company entered into a month-to-month sublease arrangement, to utilize a portion of Eisner's office space as the Company's principal offices.

    Pursuant to this sublease arrangement, rent expense totaled approximately $9,000 and $34,000, respectively, for the years ended December 31, 1997 and 1998.

7. COMMITMENTS AND CONTINGENCIES

    Pursuant to an amended limited liability company agreement that is subject to completion, Narasin is entitled to an annual salary of $180,000, plus certain performance-based incentive bonuses, as consideration for Narasin's service as President of the Company, until such time as the termination of the limited liability company.

    The Company in its normal course of business is subject to certain litigation. In the opinion of the Company's management, settlements of litigation will not have a material adverse effect on the Company's results of operations, financial position or cash flows.


8. SUBSEQUENT EVENTS

    INITIAL PUBLIC OFFERING AND REORGANIZATION


    The Company is pursuing an initial public offering ("IPO") of its common stock. The IPO contemplates the sale of shares of common stock at an offering price to be determined before underwriting commissions and offering expenses. Pursuant to the IPO, IFM will change its name to fashionmall.com, Inc. Also pursuant to the IPO, the Members of IFM will contribute all of their membership interests in IFM in exchange for 4,500,000 shares of common stock of fashionmall.com, Inc.


    fashionmall.com, Inc. was incorporated in Delaware as a C corporation on February 26, 1999.

    STOCK OPTION PLAN

    The Board of Directors of the Company intends to adopt the 1999 Stock Option Plan (the "Plan").

    The Plan provides for the grant of options to purchase up to, but not in excess of 1,125,000 shares of common stock to key employees, including but not limited to officers, directors, agents, consultants and independent contractors of the Company or any parent or subsidiary of the Company. Options may be either "incentive stock options" ("ISOs")within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options. Incentive stock options may be granted only to employees of the Company or a subsidiary of the Company, while nonqualified options may be issued to non-employee directors, as well as to employees of the Company or its subsidiary. The Plan is administered by a committee selected by the Board of Directors or by the Board of Directors (the "Administrator").

    Options under the Plan must be issued within 10 years from the effective date of the Plan. ISOs granted under the Plan cannot be exercised more than 10 years from the date of grant. ISOs issued to a 10% shareholder are limited to five-year terms. All options granted under the Plan provide for the payment of the exercise price in cash or check or by delivery to the company of shares of common stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods, or by such other methods approved by the Administrator pursuant to the Plan.


    JOINT VENTURE



    On February 18, 1999, IFM entered into a letter of intent with Diplomat Direct Marketing Corporation ("DDMC"), a third party, to formulate a joint venture for purposes of developing an apparel Internet site and print catalog. According to the terms of the letter of intent, the joint venture ownership interest will be split 50% to IFM and 50% to DDMC. In exchange for this interest, IFM will provide to the joint venture frontal positioning on the fashionmall.com site and certain other services and DDMC made a cash contribution of $500,000.


    PRIVATE PLACEMENT

    Effective February 26, 1999, the Company received a $1 million equity investment from FM/CCP Investment Partners, LLC, a third party ("FM/CCP") and issued a $1 million promissory note and warrants in exchange for an additional $1 million (the "FM/CCP Private Placement"). FM/CCP purchased a 5% ownership interest in the Company, reducing Narasin's and Eisner's ownership interests to 76% and 19%, respectively. The promissory note accrues interest at 6% and is due on the earlier of February 25, 2002, or the closing date of the Company's IPO. The warrants, which expire March 2, 2004, are exercisable upon the closing date of the Company's IPO to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the IPO. The warrants expire in February 2004.


    A principal of FM/CCP, Jerome A. Chazen ("Chazen"), agreed to provide consulting services to the Company for the period ending the earlier of the three year anniversary date of the equity investment or the two year anniversary date of the closing of the Company's IPO. The Company is obligated to pay Chazen an aggregate of $150,000, payable on or before the expiration of the consulting term.


    Additionally, Chazen, who will also serve as a director of the Company, received options to purchase a 3% ownership interest in the Company in consideration for his consulting services. These options vest over three years and expire on the fifth anniversary of the grant date. The vesting period accelerates upon the closing of the Company's IPO, such that 50% become exercisable upon consummation of the IPO, an additional 16% on March 1, 2000, and the balance monthly over the 12-month period commencing March 1, 2000. The aggregate exercise price of these options is $150,000. Exercising of these options and the warrants referred to above will not dilute the original 5% ownership interest purchased by FM/CCP and Chazen. As a result, if these options and warrants are exercised in total, FM/CCP and Chazen will receive an additional 5,000 and 7,500 shares of common stock, respectively.



    IFM paid to its placement agent $85,000, and will issue a warrant to purchase 22,500 shares of Common Stock at an exercise price of $4.44 per share (assuming the closing of this offering) and a warrant to purchase 9,500 shares of Common Stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($10.50 based on the assumed $10.00 per share offering price), as a finders fee in connection with the consummation of the FM/CCP Private Placement. The warrants are exercisable for five years from the date of grant and the shares underlying such warrants shall be registered at the same time as the Company registers the shares underlying the warrants issued to FM/CCP.



9. EVENTS SUBSEQUENT TO DATE OF INDEPENDENT PUBLIC ACCOUNTANTS' REPORT
(UNAUDITED)



    On April 22, 1999, the Company entered into an agreement with TRG Net Investors LLC ("TRG Net"), an affiliate of Taubman Centers, Inc., a real estate investment trust and one of the leading mall developers in the U.S., whereby TRG Net purchased, for an approximate initial payment of $5,769,000, a 9.9% membership interest in the Company (the "Series B Interest") and warrants (the "Warrants") to purchase an additional 10% membership interest. Upon closing of the initial public offering, the Series B Interest will be contributed for 824,084 shares of convertible preferred stock (the "Preferred Stock"), which in turn are convertible into an aggregate of 824,084 common shares and the Warrants can be exercised to purchase 924,898 common shares. The Preferred Stock is convertible for one year beginning on the first anniversary of the closing of the initial public offering by the Company and, based on an assumed $10.00 per share initial public offering price, the effective conversion price of the Preferred Stock will be $9.00 per share and the exercise price of the Warrants will be $10.00 per share. In connection with this transaction, Robert S. Taubman, the Chief Executive Officer and the President of Taubman Centers, Inc., joined the Company's Board of Directors.

9. EVENTS SUBSEQUENT TO DATE OF INDEPENDENT PUBLIC ACCOUNTANTS' REPORT (UNAUDITED) (CONTINUED)


    The Company intends to grant to certain employees, consultants and directors options to purchase an aggregate of approximately 320,000 shares of common stock with exercise prices between $5.00 and the price per share in the offering.



    Pursuant to an employment agreement to be effective upon the closing of the IPO, Narasin is entitled to an annual salary of $180,000, plus certain performance-based incentive bonuses, as consideration for Narasin's future service as President of fashionmall.com, Inc. In addition, the Company agreed to indemnify Narasin and Eisner for up to $100,000 of tax liabilities arising from the reorganization.



10. INTERIM INFORMATION (UNAUDITED)



    Interim information is unaudited; however, in the opinion of the Company's management, all adjustments necessary for a fair statement of interim results have been included in accordance with generally accepted accounting principles. All adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of results to be expected for the entire year. These financial statements and notes should be read in conjunction with the Company's annual financial statements and the notes thereto for the fiscal year ended December 31, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     7
Use of Proceeds...........................................................    22
Dividend Policy...........................................................    23
Dilution..................................................................    23
Capitalization............................................................    24
Selected Consolidated Financial Data......................................    25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    26
Business..................................................................    32
Management................................................................    42
Principal Stockholders....................................................    47
Certain Relationships and Related Transactions............................    49
Description of Securities.................................................    51
Shares Eligible for Future Sale...........................................    52
Underwriting..............................................................    54
Legal Matters.............................................................    55
Experts...................................................................    56
Available Information.....................................................    56
Index to Financial Statements.............................................   F-1



    UNTIL                 , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                3,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 GRUNTAL & CO.
                                 FIRST SECURITY
                                   VAN KASPER


                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. The Company's Certificate of Incorporation includes the following language:


    No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby based on an assumed offering price of $11.00 per share (items marked with an asterisk (*) represent estimated expenses):



SEC Registration Fee..............................................  $  11,651
Legal Fees and Expenses...........................................    150,000*
Blue Sky Fees (including counsel fees)............................      5,000*
NASD Filing Fees..................................................      4,691
Nasdaq National Market Fee........................................     69,375
Accounting Fees and Expenses......................................    100,000*
Transfer Agent and Registrar Fees.................................      5,000*
Printing and Engraving Expenses...................................     70,000*
Underwriting Expense Allowance....................................    380,000*
Miscellaneous.....................................................      4,283*
                                                                    ---------
Total.............................................................  $ 800,000*
                                                                    ---------
                                                                    ---------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


    Set forth below in chronological order is information regarding the number of shares of common stock sold by the Company since March 8, 1996, the consideration received by the Company for such shares, and information relating to the section of the Securities Act, or rule of the Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities, except for Wit Capital Corporation, which received an $85,000 finders fee, a warrant to purchase 22,500 shares of common stock at an exercise price of $4.44 per share, and a warrant to purchase 9,500 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($10.50 based on the assumed $10.00 per share offering price), in connection with the sale of securities to FM/CCP Investment Partners described below.

    On June 26, 1996, RAE purchased a 20% membership interest in IFM in consideration for $100,000. The Company believes that the sale of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act.


    On March 2, 1999, the Company sold to FM/CCP Investment Partners, LLC ("FM/CCP") 225,000 shares of common stock of the Company for $1,000,000 ($4.44 per share). In addition, FM/CCP loaned the Company $1,000,000 evidenced by a promissory note in the principal amount of $1,000,000 of the Company bearing interest at 6% per annum and due on the earlier of the closing of the offering or March 2, 2002. In connection with the foregoing promissory note, FM/CCP received a warrant, expiring March 2, 2004, to purchase up to 95,000 shares of common stock at an exercise price equal to 105% of the per share price of the common stock in the offering ($10.50 based on the assumed $10.00 per share exercise price). The Company believes that each issuance and sale of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act. Certain affiliates of Jerome M. Chazen, a director of the Company, are investors in FM/CCP Investment Partners, LLC.



    On March 2, 1999, the Company entered into a consulting agreement (the "Consulting Agreement") with Jerome M. Chazen. The Consulting Agreement, which expires on the earlier of March 2, 2002 or two years following the consummation of this offering, provides that Mr. Chazen shall provide consulting services to the Company aggregating at least 30 hours per month. In addition, Mr. Chazen agreed to become a director of the Company. Mr. Chazen will receive an aggregate of $150,000 over the term of the Consulting Agreement plus five-year options to purchase 135,000 shares of common stock at an exercise price of $1.11 per share and options to purchase 107,500 shares of common stock at an exercise price of $2.50 per share. Such options vest and become exercisable (i) 50% upon consummation of the offering, (ii) an additional 16% on March 2, 2000 and (iii) the balance monthly over the 12-month period commencing March 2, 2000. The Company believes that the grant of such options was exempt under Section 3(b) of the Securities Act and/or Rule 701 promulgated thereunder as well as Section 4(2) of the Securities Act.


    FM/CCP and Mr. Chazen have agreed not to sell or dispose of the securities acquired by them without the consent of the Company, except to certain partners or family members. In addition, the Company has agreed to grant FM/CCP and Mr. Chazen certain demand and "piggyback" registration rights, commencing one year after consummation of the offering and terminating on March 2, 2004, as to the common stock acquired by them and underlying their warrants and options.


    On April 22, 1999, TRG Net Investors LLC, an affiliate of Taubman Centers, Inc., a real estate investment trust (REIT) which is one of the leading mall developers in the U.S., purchased, for an initial payment of $5,768,558, preferred limited liability company interests in Internet Fashion Mall LLC and a warrant, exercisable during the 60-day period commencing one year after the offering, to purchase an additional 10% preferred limited liability company interest, unless a public offering occurred, in which case the warrant would be exercisable for 924,898 shares of the Company's common stock at the initial public offering price per share. If the initial public offering is consummated, the preferred limited liability company interest would be contributed in exchange for the Company's preferred stock which will have a liquidation preference of $7,416,756 and will be convertible into 824,084 shares of common stock for one year beginning on the first anniversary of the closing of the public offering. Based on an assumed $10.00 per share initial public offering price, the effective conversion price of the preferred stock is $9.00 per share and the exercise price of the warrants is $10.00 per share. In connection with the transaction, Robert S. Taubman, the Chief Executive Officer and President of Taubman Centers, joined the Company's Board of Directors.



    The offering involved preferred limited liability interests, securities of a different class than those offered hereby. The offering involved one sophisticated, accredited investor within the meaning of Regulation D under the Securities Act, and no general solicitation was involved. Accordingly, the Company believes that the sale of such securities was exempt under Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

    (a)  The following exhibits are filed herewith:


EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1.1    Form of Underwriting Agreement (1)
        3.1    Certificate of Incorporation of the Company (1)
        3.2    By-laws of the Company (1)
        3.3    Certificate of Designations, Preferences, and Rights of Series A Preferred Stock (2)
        4.5    Warrant No. 1 issued to TRG Net Investors LLC (2)
        4.1    Form of Representative's Warrant (2)
        4.2    Form of Stock Certificate (2)
        4.3    Warrant executed in connection with the FM/CCP Financing (1)
        4.4    Promissory Note of the Company dated March 2, 1999, in principal amount of $1,000,000 (1)
        5.1    Opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (2)
       10.1    Employment Agreement effective on the completion of the offering, by and between the Company and
               Benjamin Narasin (2)
       10.2    Consulting Agreement dated March 2, 1999 by and between the Company and Jerome Chazen (1)
       10.3    Subscription Agreement dated March 2, 1999, by and between FM/CCP Investment Partners, LLC and the
               Company (1)
       10.4    Subscription Agreement dated March 2, 1999, by and between Jerome Chazen and the Company (1)
       10.5    Form of 1999 Stock Option Plan (1)
       10.6    Unit Purchase Agreement, dated April 22, 1999, among Internet Fashion Mall LLC, fashionmall.com, Inc.
               and TRG Net Investors LLC (2)
       21.1    Subsidiaries of the registrant (1)
       23.1    Consent of Arthur Andersen LLP (2)
       23.2    Consent of Squadron, Ellenoff, Plesent & Sheinfeld, LLP (contained in the opinion filed as Exhibit
               5.1) (2)
       24.1    Power of Attorney (1)
       27.1    Financial Data Schedule (1)


------------------------


(1)  Previously filed.



(2)  Filed with this Amendment No. 1.


ITEM 28. UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

           (iii) to include any additional or changed material information on the plan of distribution;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (b) The Registrant hereby undertakes that it will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.



    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



    (d)  The Registrant hereby undertakes that it will:


        (1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

        (2) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the New York, New York, on April 23, 1999.


                                FASHIONMALL.COM, INC.

                                By:             /s/ BENJAMIN NARASIN
                                     -----------------------------------------
                                                  Benjamin Narasin
                                       Chief Executive Officer and President


    In accordance with to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                 Chief Executive Officer,
     /s/ BENJAMIN NARASIN         President and Chairman
------------------------------  of the Board of Directors     April 23, 1999
       Benjamin Narasin            (Principal Executive
                                          Officer)

    /s/ RAYMOND J. MURPHY
------------------------------     (Principal Financial       April 23, 1999
      Raymond J. Murphy          and Accounting Officer)

              *
------------------------------           Director             April 23, 1999
        Richard Marcus

              *
------------------------------           Director             April 23, 1999
        Jerome Chazen

------------------------------           Director             April 23, 1999
      Robert S. Taubman



    The foregoing constitutes a majority of the Board of Directors.



*By:    /s/ BENJAMIN NARASIN
      -------------------------
          Benjamin Narasin
         AS ATTORNEY-IN-FACT